                                                                    EXHIBIT 10.8



================================================================================





                              TERM LOAN AGREEMENT
                                  dated as of
                                 August 4, 1994

                                     among


                           ACME METALS INCORPORATED,
                           THE LENDERS LISTED HEREIN


                                      and


                          LEHMAN COMMERCIAL PAPER INC.


                                    as AGENT


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
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                                                     ACME METALS INCORPORATED


                                                        TERM LOAN AGREEMENT


                                                    dated as of August 4, 1994


                                                         TABLE OF CONTENTS



Section                     Heading                                                                                  Page
- -------                     -------                                                                                  ----

RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

Section 1             DEFINITION

              1.1  Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

              1.2  Other Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

              1.3  Rules of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

Section 2          AMOUNT AND TERMS OF LOANS; NOTES

              2.1  Loans and Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

              2.2  Interest on the Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

              2.3  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

              2.4  Prepayments and Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

              2.5  Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

              2.6  Special Provisions Governing Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

Section 3          CONDITIONS TO FUNDING

              3.1  Conditions to Funding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41



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Section                     Heading                                                                                  Page
- -------                     -------                                                                                  ----
      Section 4    REPRESENTATIONS AND WARRANTIES OF
                   THE COMPANY AND THE GUARANTORS

              4.1  Due Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

              4.2  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

              4.3  Due Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

              4.4  No Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

              4.5  Corporate Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

              4.6  Absence of Certain Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

              4.7  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

              4.8  Marketable Title . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

              4.9  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

              4.10 Governmental Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

              4.11 Labor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

              4.12 ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

              4.13 Tax Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

              4.14 Material Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

              4.15 Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

              4.16 No Defaults  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

              4.17 Foreign Corrupt Practices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

              4.18 Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52



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Section                     Heading                                                                                  Page
- -------                     -------                                                                                  ----
              4.19 Investment Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

              4.20 Mortgage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

              4.21 Security Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

              4.22 Pledged Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

              4.23 Financing Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

      Section 5    COVENANTS OF THE COMPANY

              5.1  Lender Meeting   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

              5.2  [This Section intentionally left blank]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

              5.3  Limitation on Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55

              5.4  Limitation on Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

              5.5  Limitation on Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

              5.6  Limitation on Disposition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

              5.7  Limitation on Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

              5.8  Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

              5.9  Payment of Taxes and Other Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

              5.10 Notice of Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

              5.11 Maintenance of Properties, Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

              5.12  Compliance Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

              5.13  Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

              5.14  Waiver of Stay, Extension or Usury Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68


                                     -iii-

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Section                     Heading                                                                                  Page
- -------                     -------                                                                                  ----
              5.15  Repayment of Loans upon Change of Control . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68

              5.16  Limitation on Sale and Leaseback Transactions . . . . . . . . . . . . . . . . . . . . . . . . . .  69

              5.17  Limitation on Dividend and Other Payment Restrictions Affecting . . . . . . . . . . . . . . . . .  70

              5.18  Limitation on Actions Affecting Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71

              5.19  Inspection and Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71

              5.20  Limitations on Investments, Loans and Advances  . . . . . . . . . . . . . . . . . . . . . . . . .  72

              5.21  Additional Guarantors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72

      Section 6     MERGER; SUCCESSOR CORPORATION

              6.1   Restriction on Mergers and Consolidations and Sales of Assets . . . . . . . . . . . . . . . . . .  73

              6.2   Successor Corporation Substituted   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74

      Section 7     EVENTS OF DEFAULT

              7.1   Events of Default   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74

              7.2   Acceleration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77

              7.3   Other Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77

              7.4   Waiver of Past Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78

              7.5   Control by Requisite Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78

              7.6   Rights of Lenders To Receive Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78

      Section 8     AGENTS

              8.1   Appointment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79





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Section                     Heading                                                                                  Page
- -------                     -------                                                                                  ----
              8.2       Powers; General Immunity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80

              8.3       No Responsibility for Appraisal of  Creditworthiness . . . . . . . . . . . . . . . . . . . .   82

              8.4       Right to Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82

              8.5       Payee of Note Treated as Owner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83

              8.6       Resignation; Successor Agents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83

              8.7       Successor Agent   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84

      Section 9         MISCELLANEOUS

              9.1       Benefit of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84

              9.2       Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87

              9.3       Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87

              9.4       Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88

              9.5       Ratable Sharing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  89

              9.6       Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90

              9.7       Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91

              9.8       Survival of Warranties and Certain Agreements   . . . . . . . . . . . . . . . . . . . . . . .  91

              9.9       Failure or Indulgence Not Waiver; Remedies Cumulative . . . . . . . . . . . . . . . . . . . .  92

              9.10      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  92

              9.11      Obligations Several; Independent  Nature of Lenders' Rights . . . . . . . . . . . . . . . . .  92

              9.12      Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  93





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

Section                     Heading                                                                          Page
- -------                     -------                                                                          ----
      9.13  APPLICABLE LAW; CONSENT TO JURISDICTION

            AND SERVICE OF PROCESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . . . . . . . .  93

      9.14  Successors and Assigns; Subsequent Holders
            of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ..  94

      9.15  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94

      9.16  Independence of Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95





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
                                    EXHIBITS
                                    --------

Exhibit A         -  Form of Note
Exhibit B         -  Form of Security Agreement
Exhibit C         -  Form of Mortgage
Exhibit D         -  Form of Stock Pledge Agreement
Exhibit E         -  Form of Disbursement Agreement
Exhibit F         -  Form of Collateral Agency Agreement
Exhibit G         -  Form of Intercreditor Agreement
Exhibit H         -  Form of Subsidiary Guarantee
Exhibit I-1       -  Form of Opinion of Coffield Ungaretti & Harris
Exhibit I-2       -  Form of Opinion of Edward P. Weber, Jr.
Exhibit J         -  Form of Opinion of Cahill Gordon & Reindel
Exhibit K         -  Form of Assignment and Assumption Agreement



                                   SCHEDULES
                                   ---------

Schedule 1        -  Lenders' Pro Rata Shares

                            ACME METALS INCORPORATED

                              TERM LOAN AGREEMENT

                           DATED AS OF AUGUST 4, 1994



                 This Term Loan Agreement is dated as of August 4, 1994 and entered into by and among ACME METALS INCORPORATED, a Delaware corporation (the "Company"), THE LENDERS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "Lender" and collectively as the "Lenders") and Lehman Commercial Paper Inc. ("Lehman"), as Agent for the Lenders (including its successors, the "Agent").

                                    RECITALS

                 WHEREAS, the Company and its Subsidiaries, desire that the Lenders extend a term loan to the Company to provide a portion of the financing for the construction of the Modernization Project (as hereinafter defined);

                 WHEREAS, the Lenders are willing, upon the terms and subject to the conditions set forth herein, to make such a term loan to the Company;

                 NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Company, the Lenders and the Agent agree as follows:

Section 1  DEFINITIONS

         1.1     Certain Defined Terms

                 The following terms used in this Agreement shall have the following meanings:

                 "Accreted Value" means, as of any date of determination prior to August 1, 1997, the sum of (a) the initial offering price of each Senior Secured Discount Note and (b) the portion of the excess of the principal amount of each Senior Secured Discount Note over such initial offering price which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each February 1 and August 1 at the rate of 13 1/2% per annum from the date of issuance of the Senior Secured Discount Notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months.

                 "Acme Packaging" means Acme Packaging Corporation, a Delaware corporation, and a Wholly Owned Subsidiary of the Company.

                 "Acme Steel" means Acme Steel Company, a Delaware corporation, and a Wholly Owned Subsidiary of the Company.

                 "Acquired Indebtedness" means (i) with respect to any Person that becomes a Subsidiary of the Company (or is merged into the Company or any of its Subsidiaries) after the Funding Date, Indebtedness of, or Preferred Stock issued by, such Person or any of its Subsidiaries existing at the time such Person becomes a Subsidiary of the Company (or is merged into the Company or any of its Subsidiaries), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Subsidiary of the Company (or being merged into the Company or any of its Subsidiaries), and
(ii) with respect to the Company or any of its Subsidiaries, any Indebtedness assumed by the Company or any of its Subsidiaries in connection with the acquisition of any assets from another Person (other than the Company or any of its Subsidiaries), whether or not such Indebtedness was incurred by such other Person in connection with, or in contemplation of, such acquisition.

                 "Affiliate" means, when used with reference to a specified Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Person specified. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, the term "Affiliate" shall not include, (i) with respect to the Company, any Subsidiary of the Company, (ii) with respect to any Subsidiary of the Company, the Company or any other Subsidiary of the Company, (iii) with respect to the Company or any Subsidiary of the Company, any benefit plan in existence on the Issue Date or any comparable plans established subsequent thereto or (iv) Wabush.

                 "Agent" means the party named as such in this Agreement until a successor replaces it in accordance with the provisions of this Agreement and thereafter means such successor.

                 "Agreement" means this Term Loan Agreement as amended, amended and restated, supplemented or otherwise modified from time to time.

                 "Applicable LIBO Rate" means for each Quarterly Period during which any of the Loans are outstanding, the rate determined by the Agent equal to the sum of: (i) the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) LIBOR for such Quarterly Period by (y)
1.00 minus the Eurodollar Reserve Percentage, and (ii) 400 basis points (one basis point equalling 1/100 of 1%). The Applicable LIBO Rate will be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

                 "Applicable Portion" with respect to any Available Proceeds Amount shall mean such Available Proceeds Amount times a fraction the numerator of which shall be the aggregate principal amount of all Loans then outstanding under this Agreement plus all accrued and unpaid interest on the Loans to the Unapplied Proceeds Offer Payment Date and the denominator of which shall be the sum of (x) such amount, (y) the aggregate principal amount of the then outstanding Senior Secured Notes plus all accrued and unpaid interest thereon to the Unapplied Proceeds Offer Payment Date and (z) either (a) if the Unapplied Proceeds Offer Payment Date is prior to August 1, 1997, the Accreted Value of the then outstanding Senior Secured Discount Notes through the Unapplied Proceeds Offer

Payment Date or (b) if the Unapplied Proceeds Offer Payment Date is on and after August 1, 1997, the aggregate principal amount of the then outstanding Senior Secured Discount Notes plus all accrued and unpaid interest thereon to the Unapplied Proceeds Offer Payment Date.

                 "Asset Sale" means any sale, transfer, conveyance, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback or sale of shares of Capital Stock in any Subsidiary) of any Property (each, a "transaction") by the Company or any of its Subsidiaries to any Person; provided, that (i) transactions involving Property other than Collateral between the Company and a Subsidiary of the Company or transactions involving Property other than Collateral between Subsidiaries of the Company; and (ii) transactions (including sales or other transfers or dispositions of receivables relating to the incurrence of Indebtedness permitted pursuant to Section 5.4 hereof) in the ordinary course of business (including such a transaction with or between Subsidiaries) shall not constitute Asset Sales. For purposes of this definition, the term "Asset Sale" shall not include any sale, transfer, conveyance, lease or other disposition of assets and properties of the Company that is governed by Section
5.7 or Section 6.1 (except to the extent indicated therein).

                 "Available Proceeds Amount" means the amount of funds (whether held in the Collateral Account or by the Company or any of its Subsidiaries) constituting: (i) the portion of any Net Award or Net Proceeds that, pursuant to the Security Documents, the Company is not required to, or that the Company has elected not to, apply to a Restoration of the affected Collateral or (ii) the portion, if any, of the Net Cash Proceeds of an Asset Sale (net, in the case of an Asset Sale of property that does not constitute Collateral, of any Indebtedness repaid with the proceeds of such Asset Sale to the extent so applied within 180 days of such Asset Sale to the repayment of such Indebtedness; provided, that Indebtedness subordinated to (a) the Indebtedness outstanding under this Agreement or (b) any other Indebtedness of the Company or any of its Subsidiaries may not be so repaid; provided, further, that with respect to any Indebtedness so repaid outstanding under a revolving credit facility there shall be an equivalent permanent reduction in the committed amount thereof) that has not been applied by the Company, within 180 days after the date of the Asset Sale giving rise to such Net Cash Proceeds, to either (x) the acquisition or construction of property constituting a Related Business Investment, in the case of Net Cash Proceeds of property not constituting Collateral, or (y) the acquisition or construction of property constituting a Related Business Investment, which property has been made subject to the Liens of the Security Documents as contemplated by Section 5.6 hereof and the applicable provisions of the Collateral Agency Agreement within such 180-day period, in the case of Net Cash Proceeds of property constituting Collateral; provided, however, that Net Cash Proceeds shall be deemed to have been so applied, and the Liens contemplated above shall be deemed to have been granted, within such 180-day period if (A) within such 180-day period, the Board of Directors of the Company shall have adopted a capital expenditure plan contemplating the application of such Net Cash Proceeds to a Related Business Investment and the Company shall have taken significant steps to implement such plan, (B) such plan shall have been fully implemented within 180 days after the date of adoption of such plan and (C) to the extent such plan involves the acquisition or construction of property required to be made subject to the Liens of the Security Documents, as contemplated above, such Liens shall have been granted in accordance with the provisions hereof and the applicable provisions of the Collateral Agency Agreement within 180 days after the date of adoption of such plan.

                 "Bankruptcy Law" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute thereto.

                 "Board of Directors" means the Board of Directors of the Company or any authorized committee of that Board.

                 "Board Resolution" means, with respect to any Person, a duly adopted resolution of the Board of Directors of such Person.

                 "Business Day" means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is (a) a legal holiday under the laws of the State of New York, (b) a day on which banking institutions located in such state are authorized or required by law or other governmental action to close or (c) a day on which the New York Stock Exchange is closed and (ii) with respect to all notices, determinations, fundings and payments in connection with the LIBO Rate, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank Eurodollar market.

                 "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, or other equivalents (however designated) of or in such Person's capital stock, and options, rights or warrants to purchase such capital stock, whether outstanding on or issued after the Funding Date, including, without limitation, all Common Stock and Preferred Stock.

                 "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

                 "Cash Equivalents" means (i) United States Government Obligations, (ii) commercial paper rated the highest grade by Moody's Investors Service, Inc. ("Moody's") and Standard & Poor's Corporation ("S&P") and maturing not more than one year from the date of creation thereof, (iii) time deposits with, and certificates of deposit and banker's acceptances issued by, any bank having capital surplus and undivided profits aggregating at least $500,000,000 and maturing not more than one year from the date of creation thereof, (iv) repurchase agreements that are secured by a perfected security interest in an obligation described in clause (i) and are with any bank described in clause (iii), and (v) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P.

                 "Change of Control" means (i) any sale, lease or other transfer (in one transaction or a series of related transactions) by the Company or any of its Subsidiaries of all or substantially all of the consolidated assets of the Company to any Person (other than a Wholly Owned Subsidiary of the Company); (ii) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act (other than the Company)) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act) of Capital Stock of the Company representing 40% or more of the voting power of such Capital Stock; (iii) Continuing Directors cease to constitute at least a majority of the Board of Directors of the Company; or (iv) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

                 "Collateral" means, collectively, all of the property and assets that are from time to time subject to the Lien of any of the Security Documents.

                 "Collateral Account" means the collateral account established pursuant to the Collateral Agency Agreement.

                 "Collateral Agency Agreement" means the Collateral Agency Agreement dated as of the date hereof between the Company, Acme Steel, Acme Packaging, the Note Trustee, the Discount Note Trustee, the Agent and the Collateral Agent in substantially the form attached hereto as Exhibit F as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

                 "Collateral Agent" means Shawmut Bank Connecticut, National Association, as collateral agent under the Collateral Agency Agreement and the other Security Documents until a successor replaces it in accordance with the provisions of the Collateral Agency Agreement, this Agreement and the other Security Documents and thereafter means such successor.

                 "Company" means the Person named as the "Company" in this Agreement until a successor shall have become such pursuant to the applicable provisions of this Agreement, and thereafter "Company" shall mean such successor.

                 "Company Order" means a written order or request signed in the name of the Company by its President or Vice President, and by its Treasurer, Assistant Treasurer, Secretary or Assistant Secretary, and delivered to the Agent.

                 "Commodity Agreement" of any Person means any option or futures contract or similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in commodity prices.

                 "Common Stock" means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such Person's common stock, whether outstanding on the Funding Date or issued after the Funding Date, and includes, without limitation, all series and classes of such common stock.

                 "Consolidated Cash Flow Available for Fixed Charges" means, for any period, on a consolidated basis for the Company and its Subsidiaries, the sum for such period of (i) Consolidated Net Income, (ii) income taxes with respect to such period determined in accordance with GAAP, (iii) interest expense for such period determined in accordance with GAAP and (iv) depreciation and amortization expenses (including, without duplication, amortization of debt discount and debt issue costs and amortization of previously capitalized interest to cost of sales) and other non-cash charges to earnings which reduced Consolidated Net Income (excluding any non-cash charge to the extent that such non-cash charge requires an accrual of or a reserve for cash charges for any future period), determined in accordance with GAAP.

                 "Consolidated Fixed Charges" of the Company for any period means the sum of: (i) the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption "interest expense" or any like caption on a consolidated income statement for the Company and its Subsidiaries (including, but not limited to, imputed interest included on Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and banker's acceptance financing, the net costs associated with Commodity Agreements, Currency Agreements and Interest Protection Agreements, amortization of other financing fees and expenses, the interest portion of any deferred payment obligation, amortization of discount, premium, if any, and all other non-cash interest expense other than previously capitalized interest amortized to cost of sales), plus (ii) interest incurred during the period and capitalized by the Company and its Subsidiaries, on a consolidated basis in accordance with GAAP, plus (iii) the amount of Preferred Stock Dividends declared by the Company and any of its Subsidiaries on Disqualified Stock (other than such Preferred Stock Dividends payable to the Company or any Wholly Owned Subsidiary), whether or not paid during such period, provided that, in making such computation, the Consolidated Fixed Charges attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect (after giving effect to any Interest Protection Agreement) on the date of computation will be the applicable rate for the entire period.

                 "Consolidated Net Income" of the Company for any period means the net income (or loss) of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the computation of net income (loss) (to the extent otherwise included therein) without duplication: (i) the net income (or loss) of any Person (other than a Subsidiary of the Company) in which any Person other than the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income has actually been received by the Company or any of its Subsidiaries in the form of cash dividends or similar cash distributions during such period; (ii) the net income (or loss) of any Person that accrued prior to the date that (a) such Person becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its

Subsidiaries or (b) the assets of such Person are acquired by the Company or any of its Subsidiaries, except for purposes of a pro forma calculation pursuant to clause (c) of the second sentence of the first paragraph of Section 5.4, the net income (or loss) of such Person shall be taken into account for the full four-quarter period for which the calculation is being made; (iii) the net income of any Subsidiary of the Company to the extent that (but only as long as) the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Subsidiary during such period; (iv) any gain or loss, together with any related provisions for taxes on any such gain or loss, realized during such period by the Company or any of its Subsidiaries upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the Company or any of its Subsidiaries or (b) any Asset Sale by the Company or any of its Subsidiaries; (v) any extraordinary gain or loss, together with any related provision for taxes on any such extraordinary gain or loss, realized by the Company or any of its Subsidiaries during such period; and (vi) in the case of a successor to the Company by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets.

                 "Consolidated Tangible Net Worth" means, with respect to any Person, the consolidated stockholder's equity (including any Preferred Stock that is classified as equity under GAAP, other than Disqualified Stock) of such Person and its Subsidiaries, as determined in accordance with GAAP, less the book value of all Intangible Assets reflected on the consolidated balance sheet of the Company and its Subsidiaries as of such date.

                 "Construction Contract" means the engineering, procurement and construction contract dated as of July 28, 1994 between Acme Steel and Raytheon Engineers & Constructors, Inc., pursuant to which the Modernization Project shall be constructed.

                 "Continuing Director" means a director who either was a member of the Board of Directors of the Company on the Funding Date or who became a director of the Company subsequent to such date and whose election, or nomination for election by the Company's stockholders, was duly approved by a majority of the Continuing Directors then on the Board of Directors of the Company, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire Board of Directors of the Company in which such individual is named as nominee for director.

                 "Currency Agreement" of any Person means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values.

                 "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

                 "Disbursement Account" has the meaning assigned to that term in the Disbursement Agreement.

                 "Disbursement Agreement" means the Disbursement Agreement dated as of the date hereof between the Company and the Collateral Agent, substantially in the form attached hereto as Exhibit E, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

                 "Discount Note Indenture" means the indenture under which the Senior Secured Discount Notes are issued as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

                 "Discount Note Trustee" means the party named as trustee in the Discount Note Indenture until a successor replaces it in accordance with the provisions of the Discount Note Indenture and thereafter means such successor.

                 "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date or (ii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof)
(a) debt securities or (b) any Capital Stock referred to in clause (i) above, in each case, at any time prior to the Maturity Date.

                 "Eligible Transferee" means an institution or other "accredited investor" (as defined in Regulation D under the Securities Act).

                 "Eurodollar Reserve Percentage" means the daily average for the Quarterly Period of the maximum rate at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed during such Quarterly Period by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on "eurocurrency liabilities," as defined in such Board's Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extension of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Loans shall be deemed to be "eurocurrency liabilities" as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

                 "Funding Date" means the date five Business Days after the date hereof or such other date as the Company and the Agent shall agree in writing.

                 "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Funding Date.

                 "Guarantee" means a guarantee agreement pursuant to which each Guarantor guarantees the obligations of the Company owing to the Lenders, in substantially the form of Exhibit H hereto, executed and delivered by each Guarantor, as such guarantee agreement may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof and any additional Guarantee executed by any Subsidiary of the Company.

                 "Guarantor" means each of (i) Acme Steel, Alabama Metallurgical Corporation, a Washington corporation, Acme Packaging, Alpha Tube Corporation, a Delaware corporation, Universal Tool & Stamping Company, Inc., an Indiana corporation, Alta Slitting Corporation, a Delaware corporation, and Acme Steel Company International, Inc., a Barbados corporation, and (ii) each of the Company's Subsidiaries that becomes a guarantor of the Securities pursuant to the provisions of Section 5.21 hereof.

                 "Indebtedness" of any Person means, without duplication, (i) any liability of such Person (a) for borrowed money, or under any reimbursement obligation relating to a letter of credit, (b) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures, or
(c) in respect of Capitalized Lease Obligations, (ii) any Indebtedness of others that such person has guaranteed or that is otherwise its legal liability, (iii) to the extent not otherwise included, obligations under Currency Agreements, Commodity Agreements or Interest Protection Agreements,
(iv) Disqualified

Stock of such Person and (v) all Indebtedness of others secured by a Lien on any asset of such Person, and which is not otherwise assumed by such Person, provided that Indebtedness shall not include accounts payable (including, without limitation, accounts payable to such Person by any of its Subsidiaries or to any such Subsidiary by such Person or any of its other Subsidiaries, in each case, in accordance with customary industry practice) or liabilities to trade creditors of such Person arising in the ordinary course of business. The amount of Indebtedness of any Person at any date shall be (a) the outstanding balance at such date of all unconditional obligations as described above, (b) the maximum liability of such Person for any contingent obligations under clause (ii) above at such date and (c) in the case of clause (v) above, the lesser of (1) the fair market value of any asset subject to a Lien securing the Indebtedness of others on the date that the Lien attaches and (2) the amount of the Indebtedness secured.

                 "Indentures" means the Note Indenture and the Discount Note Indenture, collectively.

                 "Initial Quarterly Period" means the period from and including August 11, 1994, through and including November 1, 1994.

                 "Intangible Assets" of any Person means all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their prior carrying values (other than write-ups which occurred prior to the Funding Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset (within one year of its acquisition) to its fair market value in accordance with GAAP) and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

                 "Intercreditor Agreement" means the Intercreditor Agreement dated as of the date hereof among the Collateral Agent (on behalf of the Lenders, the holders of the Senior Secured Notes, the Senior Secured Discount Notes and the holders of Permitted Replacement Financing, if any, incurred in accordance with the provisions hereof), the agent under the Working Capital Facility (and any successor or successors thereto or assignee or assignees therefrom), the Company and Acme Steel, in substantially the form attached hereto as Exhibit G, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

                 "Interest Payment Date" means the last day of each Quarterly Period applicable to such Loan.

                 "Interest Protection Agreement" of any Person means any interest rate swap agreement, interest rate collar agreement, option or future contract or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates.

                 "Interest Rate Determination Date" means, with respect to any Quarterly Period (other than the Initial Quarterly Period), the third Business Day prior to the first day of such Quarterly Period, and with respect to the Initial Quarterly Period, August 8, 1994.

                 "Investment" of any Person means (i) all investments by such Person in any other Person in the form of loans, advances or capital contributions, (ii) all guarantees of Indebtedness or other obligations of any other Person by such Person, (iii) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Capital Stock or other securities of any other Person and (iv) all other items that would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) on a balance sheet of such Person prepared in accordance with GAAP.

                 "Lender" and "Lenders" have the meanings assigned to those terms in the introduction to this Agreement.

                 "LIBOR" means, for each Quarterly Period during which any of the Loans are outstanding, the rate determined by the Agent equal to the average (rounded upward, if necessary, to the nearest 1/16 of 1%) of the offered rates for deposits in U.S. dollars for a period of three months, as set forth on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on the Interest Rate Determination Date for such Quarterly Period; provided that if only one such offered rate appears on the Reuters Screen LIBO Page, LIBOR for such Quarterly Period shall mean such offered rate. If such rate is not available at 11:00 a.m., London time, on the Interest Rate Determination Date for such Quarterly Period, then LIBOR for such Quarterly Period shall mean the arithmetic mean (rounded upward, if necessary, to the nearest 1/16 of 1%) of the interest rates per annum at which deposits in amounts equal to $1,000,000 in U.S. dollars are offered by the Reference Banks to leading banks in the London Interbank Market for a period of three months as of 11:00 a.m., London time, on the Interest Rate Determination Date for such Quarterly Period. If on any Interest Rate Determination Date at least two of the Reference Banks provide such offered quotations, then LIBOR for such Quarterly Period shall be determined in accordance with the preceding sentence on the basis of the offered quotation of those Reference Banks providing such quotations; provided that if less than two of the Reference Banks are so quoting such interest rate as mentioned above, then (i) for such Quarterly Period other than the Initial Quarterly Period, LIBO shall be deemed to be LIBOR for the next preceding Quarterly Period; and (ii) for the Initial Quarterly Period, LIBOR shall be deemed to be 8.75%.

                 "LIBOR Fraction" means the actual number of days in the Initial Quarterly Period or Quarterly Period, as applicable, divided by 360; provided, however, that the number of days in the Initial Quarterly Period and each Quarterly Period shall be calculated by including the first day of such Initial Quarterly Period or Quarterly Period and excluding the last.

                 "Lien" means, with respect to any Property, any mortgage, deed of trust, lien, pledge, lease, easement, restriction, covenant, right-of-way, charge, security interest or encumbrance of any kind or nature in respect of such Property. For purposes of this definition, the Company shall be deemed to own subject to a

Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property.

                 "Loan Parties" means the Company and the Guarantors, collectively.

                 "Loans" and "Loan" mean, respectively, (i) the loans made by the Lenders to the Company pursuant to Section 2.1 hereof and (ii) a single such loan.

                 "Maturity Date" means August 1, 2001.

                 "Modernization Project" means the continuous thin slab castor/hot strip mill complex to be constructed at Acme Steel's Riverdale, Illinois plant pursuant to the Construction Contract and all architectural, engineering and construction plans, utility and other installations and permits together with all land, improvements, additions, furniture, fixtures and equipment associated with such project.

                 "Mortgage" means the mortgage (or deed of trust) dated as of the date hereof between Acme Steel and the Collateral Agent, in substantially the form of Exhibit C hereto, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

                 "Net Award" has the meaning assigned to such term in the Security Documents.

                 "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or by any of its Subsidiaries from such Asset Sale (except to the extent that such obligations are sold with recourse to the Company or to any Subsidiary of the Company) net of (a) reasonable out-of-pocket expenses and fees relating to such Asset Sale

(including, without limitation, brokerage, legal, accounting and investment banking fees and sales commissions) to the extent actually paid, (b) taxes paid or payable ((1) including, without limitation, income taxes reasonably estimated to be actually payable as a result of any disposition of property within two years of the date of disposition and (2) after taking into account any reduction in tax liability due to available tax credits or deductions and any tax sharing arrangements), (c) in the case of any Asset Sale that does not involve any portion of the Collateral, repayment of Indebtedness that is required by the terms thereof to be repaid in connection with such Asset Sale to the extent so repaid in cash and (d) appropriate amounts to be provided by the Company or by any Subsidiary of the Company, as the case may be, as a reserve, in accordance with GAAP consistently applied, against any liabilities associated with such Asset Sale and retained by the Company or by any Subsidiary of the Company, as the case may be, after such Asset Sale, including without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

                 "Net Proceeds" has the meaning assigned to such term in the Security Documents.

                 "Note Indenture" means the indenture under which the Senior Secured Notes are issued as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

                 "Note Trustee" means the party named as trustee in the Note Indenture until a successor replaces it in accordance with the provisions of the Note Indenture and thereafter means such successor.

                 "Notes" and "Note" mean, respectively, (i) the promissory notes of the Company issued pursuant to Section 2.1 hereof in substantially the form of Exhibit A annexed hereto and relating to Loans and (ii) a single such promissory note.

                 "Obligations" means any principal, premiums, interest, penalties, fees and other liabilities payable under the documentation governing any Indebtedness.

                 "Officer" means the Chairman, the President, any Vice President, the Chief Financial Officer, the Treasurer, or the Secretary of the Company.

                 "Officers' Certificate" means, as applied to any corporation, a certificate executed on behalf of such corporation by its Chairman of the Board (if an officer) or its President or one of its Vice Presidents and by its Chief Financial Officer or its Treasurer or any Assistant Treasurer; provided that every Officers' Certificate hereunder shall, if applicable, include (i) a statement that the officers making or giving such Officers' Certificate have read the covenant or other obligation and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such covenant or other obligation has been complied with.

                 "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Agent, and who may be an employee of or counsel to the Company or the Agent.

                 "Payment Office" means the office of the Agent designated as such on the signature pages of this Agreement or such other offices as to which the Agent shall notify the Company.

                 "Permitted Additional Lender" means a lender to the Company or a Guarantor under any Permitted Replacement Financing.

                 "Permitted Indebtedness" means (i) Indebtedness of the Company and its Subsidiaries outstanding immediately following the Funding Date; (ii) Indebtedness under the Working Capital Facility which does not exceed $80 million principal amount outstanding at any one time;
(iii) Indebtedness outstanding under this Agreement, the Senior Secured Notes and the Senior Secured Discount Notes; (iv) the Guarantees and the guarantees of the Senior Secured Notes and of the Senior Secured Discount Notes; (v) Indebtedness in respect of obligations of the Company to the Agent hereunder, to the Trustees under the Indentures and to the Collateral Agent under the Security Documents; (vi) intercompany debt obligations (including intercompany notes) of the Company and each of its Subsidiaries; provided, however, that the obligations of the Company to any of its Subsidiaries with respect to such Indebtedness shall be subject to a subordination agreement between the Company and its Subsidiaries providing for the subordination of such obligations in right of payment from and after such time as all Loans shall become due and payable (whether at stated maturity, by acceleration or otherwise) to the payment and performance of the Company's obligations under this Agreement; provided, further, that any Indebtedness of the Company or any of its Subsidiaries owed to any other Subsidiary of the Company that ceases to be such a Subsidiary shall be deemed to be incurred and shall be treated as an incurrence for purposes of the first paragraph of Section 5.4 at the time the Subsidiary in question ceases to be a Subsidiary of the Company; and (vii) Indebtedness of the Company or its Subsidiaries under any Currency Agreements, Commodity Agreements or Interest Protection Agreements.

                 "Permitted Investments" means (i) obligations of or guaranteed by the U.S. government, its agencies or government-sponsored enterprises; (ii) short-term commercial bank and corporate obligations that have received the highest short-term rating from two of the following rating organizations:
Standard & Poor's Corporation ("S&P"), Moody's Investors Service, Inc. ("Moody's"), Duff & Phelps Credit Rating Co., Fitch Investor Service, Inc., IBCA Ltd. and Thomson Bankwatch Inc.; (iii) money market preferred stocks which, at the date of acquisition and at all times thereafter, are accorded ratings of at least AA- or Aa3 by S&P or Moody's, respectively; (iv) tax-exempt obligations that are accorded the highest short-term rating by S&P or Moody's or a long-term rating of at least A- or A3 by S&P or Moody's, respectively, at the time of purchase; (v) master repurchase agreements with foreign or domestic banks having a capital and surplus of not less than $250,000,000 or primary dealers so long as such agreements are collateralized with obligations of the U.S. government or its agencies at a ratio of 102%, or with other collateral rated at least AA or Aa2 by S&P or Moody's, respectively, at a ratio of 103% and, in either case, marked-to-market weekly and so long as such securities shall be held by a third-party agent; and (vi) guaranteed investment contracts and/or agreements of a bank, insurance company or other institution whose unsecured, uninsured and unguaranteed obligations (or claims-paying ability) have at the time of purchase ratings of AAA or Aaa by S&P or Moody's, respectively; (vii) time deposits with, and certificates of deposit and banker's acceptances issued by, any bank having capital surplus and undivided profits aggregating at least $500,000,000 and maturing not more than one year from the date of creation thereof; and (viii) money market funds the portfolio of which is limited to investments described in clauses (i) through (vii) above. In no event shall any of the Permitted Investments described in clauses (i) through (vi) above have a final maturity more than two years from the date of purchase; provided, however, that in the event of a Qualified Defeasance Transaction, Permitted Investments used to defease the defeased Indebtedness may have a final maturity up to the date of the final maturity of the Indebtedness so defeased.

                 "Permitted Liens" means (i)(x) with respect to Property other than Collateral, Liens existing on the Funding Date to the extent and in the manner such Liens are in effect on the Funding Date and (y) with respect to Collateral, Liens existing on the Funding Date to the extent specifically permitted in the appropriate Security Document, (ii) Liens on accounts receivable and inventory of the Company and its Subsidiaries securing Indebtedness incurred under the Working Capital Facility and/or any other working capital facility; provided, however, that the Indebtedness under such other working capital facility is permitted to be incurred under Section 5.4 hereof (other than as Permitted Indebtedness) and the amount outstanding at any time under such facility is not in excess of the amount permitted to be incurred thereunder pursuant to the borrowing base formula set forth therein, (iii) Liens securing Indebtedness collateralized by Property of, or any shares of stock of or debt of, any corporation existing at the time such corporation becomes a Subsidiary of the Company or at the time such corporation is merged into the Company or any of its Subsidiaries, provided that such Liens are not incurred in connection with, or in contemplation of, such corporation becoming a Subsidiary of the Company or merging into the Company or any of its Subsidiaries and the Acquired Indebtedness could have been incurred pursuant to the first paragraph of Section 5.4 hereof (other than as Permitted Indebtedness), (iv) Liens securing Refinancing Indebtedness used to refund, refinance or extend Indebtedness referred to in the preceding clause (iii), provided that any such Lien does not extend to or cover any Property, shares or debt other than the Property, shares or debt securing the Indebtedness so refunded, refinanced or extended, (v) Liens other than on Collateral in favor of the Company or any of its Subsidiaries, (vi) Liens on Property (other than Collateral) of the Company or any of its Subsidiaries acquired after the Funding Date in favor of governmental bodies to secure progress or advance payments relating to such Property, (vii) Liens on Property (other than the Collateral) of the Company or any of its Subsidiaries acquired after the Funding Date securing industrial revenue or pollution control or other tax exempt bonds issued in connection with the acquisition or refinancing of such Property to the extent the incurrence of such Indebtedness is permitted pursuant to the provisions of Section 5.4 hereof, (viii) Liens to secure certain Indebtedness that is otherwise permitted under this Indenture and that is used to finance the cost of Property of the Company or any of its Subsidiaries acquired after the Funding Date, provided that (a) any such Lien is created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including sales and excise taxes, installation and delivery charges and other direct costs of, and other direct expenses paid or charged in connection with, such purchase or construction) of such Property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, (c) the Indebtedness secured by such Lien is incurred by the Company or its Subsidiary within 90 days of the acquisition of such Property by the Company or its Subsidiary, as the case may be, (d) such Lien does not extend to or cover any Property other than such item of Property and any improvements on such item, (e) no Net Cash Proceeds derived from Collateral are used to fund all or any portion of the cost of acquisition of such Property, and (f) prior to completion of the Modernization Project, Acme Steel shall not incur or permit any Lien otherwise permitted under this clause (viii) and no Liens at any time may encumber assets which comprise the Modernization Project, (ix) Liens on Property (other than Collateral) to secure Indebtedness that is otherwise permitted under this Agreement the aggregate principal amount of which does not exceed $35 million outstanding at any one time, (x) statutory liens or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and, with respect to any such Liens arising in respect of any of the Collateral, only to the extent specifically permitted under the provisions of the appropriate Security Document, (xi) Liens on the Collateral for the benefit of (a) holders of the Senior Secured Notes and of the Senior Secured Discount Notes or (b) holders of Indebtedness arising at any time after retirement of the Senior Secured Notes or of the Senior Secured Discount Notes; provided, that the principal amount of such Indebtedness does not exceed the original principal amount of such Senior Secured Notes or Senior Secured Discount Notes, respectively, and the holders of such replacement Indebtedness (acting through a designated representative) enter into a supplement to the Collateral Agency Agreement in substantially the form annexed thereto and the Company and such holders otherwise comply with the applicable provisions thereof, (xii) Liens on the Collateral for the benefit of the Agent and Lenders and (xiii) easements, restrictions, reservations or rights of others for right-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes and other similar charges or encumbrances not interfering in any material respect with the conduct of the business of the Company or any of its Subsidiaries or, in the case of such charges or encumbrances which affect the Collateral, to the extent permitted by the provisions of the Mortgage.

                 "Permitted Replacement Financing" means Indebtedness of the Company or a Guarantor incurred in compliance with this Agreement which may, in accordance with the provisions of clause (xi) of the definition of Permitted Liens take a security interest in certain of the Collateral upon the execution and delivery by each Permitted Additional Lender (or a representative thereof) of a supplement to the Collateral Agency Agreement as contemplated therein and upon satisfaction of the other conditions set forth in Section 8.11 of the Collateral Agency Agreement relating thereto.

                 "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                 "Preferred Stock" of any Person means all Capital Stock of such Person which has a preference in liquidation or a preference with respect to the payment of dividends.

                 "Preferred Stock Dividend" of any Person means, for any dividend payable with regard to Preferred Stock issued by such Person, the amount of such dividend multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the maximum statutory combined federal, state and local income tax rate (expressed as a decimal number between 1 and 0) then applicable to such Person.

                 "Prepayment Date," when used with respect to any Loan to be prepaid, means the date fixed for such repayment pursuant to Section 5.6 or
5.15 hereof.

                 "Prepayment Offer" shall mean the offer to prepay the Loans pursuant to Section 5.6 or 5.15 hereof.

                 "Principal" of a debt security means the principal of the security plus, when appropriate, the premium, if any, on the security.

                 "Pro Rata Share" means the percentage designated as such Lender's Pro Rata Share set forth opposite the name of such Lender on Schedule 1 annexed hereto; provided that (i) if a Lender is replaced herein or sells, assigns, transfers or negotiates (but not with respect to participations) all of its Loans hereunder, the Pro Rata Share of such replacement Lender, purchaser, assignee, transferee or negotiatee (but not participant) shall be the percentage designated as the Pro Rata Share of the Lender from whom such replacement Lender, purchaser, assignee, transferee or negotiatee (but not participant), replaced or received such Loans, as the case may be; (ii) if a Lender sells, assigns, transfers, or negotiates (but not with respect to participations) only a portion of its Loans hereunder, the Pro Rata Share of the Lender shall be decreased proportionally to the extent of such sale, assignment, transfer or negotiation (but not with respect to participations) and the Pro Rata Share of the entity receiving such portion of the Loans shall be equal to the proportion received of the Pro Rata Share of the Lender from whom it received such portion of the Loans; provided, that a Lender's ability to sell, assign, transfer or negotiate all or a portion of its Loans hereunder is subject to Section 9.1 hereof; and (iii) in the event of a Prepayment Offer pursuant to Sections 5.6 or 5.15, the Pro Rata Share for each Lender shall be adjusted as set forth in Section 2.4B hereof.

                 "Property" of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

                 "Prospectus" means the final prospectus with respect to the Securities filed with the SEC pursuant to paragraph (1) or (4) of Rule 424(b) of the Rules and Regulations or, if no such filing is made, the final prospectus contained in the Registration Statement.

                 "Qualified Defeasance Transaction" means any transaction by the Company or any of its Subsidiaries in which Indebtedness is defeased; provided, however, that in the case of Indebtedness which is subordinate to any other Indebtedness of such Person, such Indebtedness is being defeased in compliance with Section 5.7 hereof; and provided, further, that in order for such defeasance to be a Qualified Defeasance Transaction the net present value of the cost of such defeasance, including but not limited to the actual costs of any Permitted Investments, the cost of any trustee or agent overseeing such defeasance and any costs associated with the closing of such transaction, must be less than the net present value of all present and future payments on the Indebtedness to be defeased including but not limited to principal, interest and premium, if any.

                 "Quarterly Interest Payment Date" means the Stated Maturity of an installment of interest on the Loans.

                 "Reference Banks" means each of Barclays Bank PLC, London Branch, The Bank of Tokyo Ltd., London Branch, Bankers Trust Company, London Branch, and National Westminster Bank PLC, London Branch, and their respective successors and if any of such banks are not at the applicable time providing interest rates as contemplated within the definition of "LIBOR", Reference Banks shall mean the remaining bank or banks so providing such rates. In the event that less than two of such banks are providing such rate, the Agent shall use reasonable efforts to appoint additional Reference Banks so that there are at least two such banks providing such rates, provided that such banks appointed by the Agent shall be London offices of leading banks engaged in the Eurodollar Market.

                 "Refinancing Indebtedness" means Indebtedness that refunds, refinances or extends any Indebtedness of the Company or its Subsidiaries outstanding on the Funding Date or other Indebtedness permitted to be incurred by the Company or its Subsidiaries pursuant to the terms of this Agreement, but only to the extent that (i) the Refinancing Indebtedness is subordinated to the Indebtedness outstanding under this Agreement to the same extent as the Indebtedness being refunded, refinanced or extended, if at all,
(ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the Maturity Date, (iii) the portion, if any, of the Refinancing Indebtedness that is scheduled to mature on or prior to the Maturity Date has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the Maturity Date, and (iv) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended, (b) the amount of accrued and unpaid interest, if any, on such Indebtedness being refunded, refinanced or extended and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness; provided that Indebtedness which is in an aggregate principal amount greater than the sum of (a), (b) and
(c) of this clause (iv) shall constitute Refinancing Indebtedness to the extent of the sum of (a), (b) and (c) if the amount of Indebtedness in excess of the sum of (a), (b) and (c) could otherwise be incurred pursuant to Section 5.4.

                 "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System of the United States as in effect from time to time.

                 "Related Business Investment" means any Investment, capital expenditure or other expenditure by the Company or any Subsidiary of the Company in Property or assets (other than the Property or assets subject to any Lien except for (1) with respect to any Available Proceeds Amount resulting from an Asset Sale involving Collateral, the Lien of the Security Documents and
(2) with respect to any Available Proceeds Amount resulting from an Asset Sale not involving Collateral, the Lien of any instruments or documents that secured Indebtedness that was secured by the assets subject to such Asset Sale) which is related to the business of the

Company and its Subsidiaries as it is conducted on the date of the Asset Sale giving rise to the Asset Sale Proceeds to be reinvested.

                 "Registration Statement" means the Registration Statement with respect to the Securities, as amended, when it became effective under the Securities Act, or the most recent post-effective amendment thereto, including all information, if any, contained in the final prospectus filed with the SEC pursuant to Rule 424(b) of the Rules and Regulations.

                 "Repurchase Date" has the meaning assigned to such term in the Indentures as in existence on the Funding Date.

                 "Requisite Lenders" means Lenders holding 50.1% or more of the aggregate principal amount of the outstanding Loans.

                 "Restoration" has the meaning assigned to such term in each of the Mortgages.

                 "Restricted Investment" means, with respect to any Person, any Investment by such Person in any (i) of its Affiliates or in any Person that becomes an Affiliate as a result of such Investment, (ii) executive officer or director of such Person and (iii) executive officer or director of any Affiliate of such Person; provided that loans or advances made in the ordinary course of business for travel, relocation or similar purposes shall not constitute Restricted Investments.

                 "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on Capital Stock of the Company or any Subsidiary of the Company or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Subsidiary of the Company (other than (a) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) and (b) in the case of Subsidiaries of the Company, dividends or distributions payable to the Company or to a Subsidiary of the Company); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock, or any option, warrant, or other right to acquire shares of Capital Stock, of the Company or any of its Subsidiaries; (iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness of the Company or any of its Subsidiaries which is subordinated in right of payment to the Securities (including any Guarantees thereof); and (iv) the making of any Restricted Investment or guarantee of any Restricted Investment in any Person.

                 "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London Interbank offered rates of major banks).

                 "Rules and Regulations" means the rules and regulations of the SEC under the Securities Act.

                 "SEC" means the Securities and Exchange Commission.

                 "Secured Parties" has the meaning assigned to such term in the Collateral Agency Agreement.

                 "Securities" means the Senior Secured Notes and the Senior Secured Discount Notes, collectively.

                 "Security Agreement" means the Security Agreement dated as of the date hereof between Acme Steel and the Collateral Agent, in substantially the form attached hereto as Exhibit B, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

                 "Security Documents" means, collectively, the Security Agreement, the Mortgage, the Stock Pledge Agreements, the Disbursement Agreement, the Collateral Agency Agreement and the Intercreditor Agreement and all security agreements, mortgages, deeds of trust, collateral assignments, or other instruments evidencing or creating any security interest in favor of the Collateral Agent in all or any portion of the Collateral in each case, as amended, amended and restated, supplemented or otherwise modified from time to time.

                 "Senior Secured Discount Notes" means those certain Senior Secured Discount Notes due 2004, as amended or supplemented from time to time pursuant to the terms of the Discount Note Indenture, that are issued under the Discount Note Indenture.

                 "Senior Secured Notes" means those certain Senior Secured Notes due 2002, as amended or supplemented from time to time pursuant to the terms of the Note Indenture, that are issued under the Note Indenture.

                 "Significant Subsidiary" means any Subsidiary of the Company which would constitute a "significant subsidiary" as defined in Rule 1.02 of Regulation S-X under the Securities Act of 1933, as amended, and the Exchange Act.

                 "Special Stock Purchase Warrants" means the 5,600,000 special common stock purchase warrants issued and sold by the Company in March 1994 and the Common Stock for which they can be exercised.

                 "Stated Maturity," when used with respect to any Loan or any installment of interest thereon, means the date specified herein as the fixed date on which the principal of such Loan or such installment of interest is due and payable.

                 "Stock Pledge Agreements" means, collectively, the Stock Pledge Agreement dated the date hereof between (i) the Company or (ii) Acme Steel and Acme Packaging, and, in each case, the Collateral Agent, in substantially the form attached hereto as Exhibit D, as each may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

                 "Subsidiary" means, with respect of any Person, any corporation or other entity of which a majority of the Capital Stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person.

                 "TIA" means the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb) as in effect on the date of this Agreement.

                 "Trustees" means the Note Trustee and the Discount Note Trustee, collectively.

                 "Unapplied Proceeds Offer" has the meaning assigned to such term in the Indentures as in existence on the Funding Date.

                 "Unapplied Proceeds Offer Payment Date" has the meaning assigned to such term in the Indentures as in existence on the Funding Date.

                 "Underwriters" means the parties named as such in the Underwriting Agreement.

                 "Underwriting Agreement" means the Underwriting Agreement, dated the date hereof, among the Company, its Subsidiaries and the Underwriters, as the same may be amended or supplemented from time to time.

                 "United States Government Obligations" means securities which are direct obligations of (i) the United States or (ii) an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, are full faith and credit obligations of the United States and are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such United States Government Obligations or a specific payment of interest on or principal of any such United States Government Obligations held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount received by the custodian in respect of the United States Government Obligations for the specific payment of interest or principal of the United States Government Obligations evidenced by such depository receipt.

                 "Wabush" means the entity called Wabush Mines, a Canadian joint venture, including Wabush Iron Co. Ltd., an Ohio corporation and one of the joint venturers of Wabush Mines, which is engaged in the mining, beneficiation and pelletizing of iron ore or any successor to either such entity, any entity of approximately equivalent value substituted therefor or any investment of approximately equivalent value and purpose.

                 "Wholly Owned Subsidiary" of any Person means, at any time, a Subsidiary all of the Capital Stock of which (except director's qualifying shares, if any) is at the time owned directly or indirectly by such Person.

                 "Working Capital Facility" means the revolving credit facility, as the same may be amended or supplemented from time to time, and any refinancing or replacement of such credit facility or any successor credit facility so long as the aggregate amount permitted to be borrowed under any such amended, supplemented, refinanced, replaced or successor credit facility does not exceed the lesser of (i) $80 million outstanding at any time or (ii) an amount equal to the sum of 85% of the face value of all "eligible receivables" of the Company and its Subsidiaries party to such credit facility plus 50% of the lower of the fair market value or cost of their "eligible inventory" (as such terms are defined for purposes of such credit facility).

     1.2  Other Definitions

     Term                                   Defined in Section
     ----                                   ------------------

     "Affiliate Transaction"                       5.03
     "Code"                                        4.12

         "Custodian"                                  7.01
         "ERISA"                                      4.12
         "Event of Default"                           7.01
         "Financing Statements"                       4.23
         "incurrence"                                 5.04
         "Interest Period"                            2.2B
         "Personal Property"                          4.20
         "Surviving Entity"                           6.01
         "Treasury Rate"                              2.6E
         "UCC"                                        4.20
         "UCC Property"                               4.20

         1.3  Rules of Construction

                 Unless the context otherwise requires:

                 (1)      a term has the meaning assigned to it;

                 (2) accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles in effect on the Funding Date, and any other reference in this Agreement to "generally accepted accounting principles" refers to GAAP;

                 (3)      "or" is not exclusive;

                 (4) words in the singular include the plural, and words in the plural include the singular;

                 (5) provisions apply to successive events and transactions; and

                 (6) "herein," "hereof" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

Section 2  AMOUNT AND TERMS OF LOANS; NOTES

         2.1  Loans and Notes

                 A. Loans. Subject to the terms and conditions of this Agreement, each Lender, severally and for itself alone, hereby agrees to lend to the Company, on the Funding Date, the amounts set forth opposite its name on
Schedule 1 hereto. Such Loans shall be made only on the Funding Date and shall not exceed an aggregate principal amount of $50,000,000. The aggregate principal amount of Loans owing to any Lender hereunder shall not at any time exceed such Lender's Pro Rata Share multiplied by the total principal amount of Loans then outstanding. Loans, once repaid, cannot be reborrowed.

                 B. Notice. In the event the Company desires to borrow an aggregate principal amount of Loans less than $50,000,000, the Company shall give notice in writing thereof to the Agent, at its office at 3 World Financial Center (8th floor) to the attention of Janine Shugan, prior to 10:00 a.m. (New York time) at least three Business Days prior to the Funding Date. This notice shall be irrevocable upon delivery and shall specify the aggregate principal amount of the Loans to be made hereunder. The Agent shall as promptly as practicable give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Loans and each Lender's Pro Rata Share together with the other matters covered by the Company's notice.

                 C. Disbursement of Funds. No later than 12:00 noon (New York time) on the Funding Date each Lender will make available its Pro Rata Share. All amounts that a Lender is to fund shall be made available in U.S. dollars and in immediately available funds to the Agent at its Payment Office and the Agent shall make such Funds available to the Company as it may direct in writing. Unless the Agent has received written notice from a Lender prior to the Funding Date that it does not intend to make available its Pro Rata Share of the Loans (in which case the Agent shall promptly telephonically notify the Company) the Agent may assume that such Lender has made such amount available to the Agent on the Funding

Date and the Agent, in reliance upon assumption, may (in its sole discretion and without any obligation to do so) make available to the Company the amount of such Loan. If such corresponding amount is not in fact made available to the Agent, the Agent shall be entitled to recover such corresponding amounts from the Lender together with interest on such amounts at the rate borne by the Loan.

                 D. Notes. The Company shall execute and deliver to each Lender on the Funding Date a Note to evidence that Lender's Loans initially outstanding on the Funding Date, in the principal amount of that Lender's Loans and with other appropriate insertions. In accordance with the requirements hereof and of the Subsidiary Guarantee, each Guarantor shall acknowledge their guarantee of the obligations of the Company with respect to the Loans by executing the Guarantee.

         2.2  Interest on the Loans

                 A. Rate of Interest. The Loans shall bear interest on the unpaid principal amount thereof from and including the date made to but not including the date repaid at a rate determined by reference to the Applicable LIBO Rate. Each determination of the Applicable LIBO Rate made by the Agent shall be conclusive and binding on the Loan Parties and the Lenders absent manifest error.

                 B. Interest Payments. Interest on each Loan shall be payable in arrears on and to each Quarterly Interest Payment Date, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid), on the date on which each installment thereof shall become due and at maturity. Interest will be calculated on a formula basis by: (i) multiplying the principal amount of Loans outstanding on the applicable Quarterly Interest Payment Date by the Applicable LIBO Rate, and (ii) multiplying such product by the LIBOR Fraction.

         2.3  Fees

                 A. Administrative Fee. The Company and the Guarantors, jointly and severally, agree to pay to the Agent an annual fee (the "Administrative Fee") of $15,000. Such Administrative Fee shall be payable annually in advance commencing on August 11, 1994 and on each successive anniversary of the Funding Date, so long as any Loans are outstanding on such date.

                 B. Time of Payment. The Company shall make payment of the Agent's Administrative Fees hereunder, not later than 12:00 noon (New York time) on the date when due in freely transferable U.S. Dollars and in immediately available funds, to the Agent at its Payment Office.

         2.4  Prepayments and Payments

                 A. Voluntary Prepayments. The Company shall have the right to prepay any Loan, on the last day of any Interest Period with respect thereto, without premium or penalty. The Company shall give notice (by telex or telecopier, or by telephone (confirmed in writing promptly thereafter)) (which shall be irrevocable) to the Agent of each proposed prepayment hereunder at least three Business Days prior to the Business Day of the proposed repayment and, in each case, shall specify the proposed prepayment date (which shall be a Business Day) and the aggregate principal amount of the proposed prepayment. No such prepayment of any Loan pursuant to this Section 2.4A shall be in an amount less than $5,000,000 or in an amount which is not an integral multiple of $1,000,000 (or such lesser amount as shall then be outstanding). All voluntary prepayments shall be applied pro rata among the Lenders. All such voluntary prepayments shall be applied to reduce outstanding Loans pursuant to the payment schedule set forth in Section 2.4B(i) hereof on a pro rata basis across the then remaining amortization schedule. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date.

                 B.       Mandatory Prepayments and Repayments.

                   (i) Amortization Payments. The Company shall repay its outstanding Loans on the following dates pursuant to the following schedule:

                 Repayment Date                                     Payment Amount
                 --------------                                     --------------

                 November 1, 1998                                   $3,750,000
                 February 1, 1999                                    3,750,000
                 May 1, 1999                                         3,750,000
                 August 1, 1999                                      3,750,000
                 November 1, 1999                                    3,750,000
                 February 1, 2000                                    3,750,000
                 May 1, 2000                                         3,750,000
                 August 1, 2000                                      3,750,000
                 November 1, 2000                                    5,000,000
                 February 1, 2001                                    5,000,000
                 May 1, 2001                                         5,000,000
                 August 1, 2001                                      5,000,000

                  (ii) Prepayments Due to Asset Sales and a Change of Control. Upon receipt by the Company or any Subsidiary of the Company of any Net Cash Proceeds from any Asset Sale occurring after the Funding Date, the Company shall be obligated to make a Prepayment Offer as required by Section
5.6. Upon the occurrence of a Change of Control, the Company shall be obligated to make a Prepayment Offer as required by Section 5.15 hereof. Such prepayments shall be applied to reduce the outstanding Loans pursuant to the payment schedule set forth in Section 2.4B(i) hereof in inverse order of maturity. In the event that any Lender chooses to accept a Prepayment Offer for all or any portion of such Lender's Loan, the Company shall notify the Agent and each Lender of such prepayment on the Prepayment Date. Such notice shall include a copy of Schedule 1 hereto adjusted to reflect each Lender's new Pro Rata Share which shall be calculated by dividing the aggregate principal amount of each Lender's Loan by the aggregate principal amount of all Loans outstanding hereunder, in each case immediately following the Prepayment Date. Unless the

Agent shall reasonably object to such Schedule within 10 Business Days (or such lesser period ending at the expiration of the Interest Period next expiring) of receipt of such notice, such Schedule shall be deemed to reflect each Lender's Pro Rata Share and be final, conclusive and binding upon all parties hereto.

                 C. Manner and Time of Payment. All payments of principal, interest and fees hereunder and under the Notes by the Company shall be made without defense, set off or counterclaim and in freely transferable U.S. Dollars in immediately available funds and delivered to the Agent, unless otherwise noted, for the ratable account of each Lender not later than 12:00 noon (New York time) on the date due at the Agent's Payment Office. Whenever any payment with respect to any Loan shall be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension; provided, however, that if the next succeeding Business Day falls in another calendar month, such payments shall be made on the next preceding Business Day.

                 D. Order of Payment. Except as otherwise provided in Sections 5.6 and 5.15, all payments made by the Company to the Agent shall be applied by the Agent, to the extent due and owing (a) first, to the payment of expenses referred to in Section 9.2 hereof, (b) second, to the payment of the fees referred to in Section 2.3 hereof, (c) third, to the payment of accrued and unpaid interest on the Loans until all such accrued interest has been paid and (d) fourth, to the payment of the unpaid principal amount of the Loans.

                 E. Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans and principal payments previously made thereon and of the date to which interest thereon has been paid and will notify the Company and the Agent of the name and address of the transferee of that Note; provided that the failure to make (or any error in the making of) a notation of any Loan or payment made under or on such Notes or to notify the Company or the Agent of the name and address of such transferee shall not limit or otherwise affect the obligation of the Company hereunder or under such Notes with respect to any Loan and payments of principal or interest on any such Note.

         2.5  Use of Proceeds

                 The proceeds of the Loans made by the Lenders to the Company hereunder will be paid over to the Collateral Agent to be placed in the Disbursement Account for payment to the Company pursuant to the terms thereof.

         2.6  Special Provisions Governing Loans

                 Notwithstanding other provisions of this Agreement, the following provisions shall govern with respect to Loans as to the matters covered:

                 A. Determination of Interest Rate. As soon as practicable after 10:00 a.m. (New York time) on an Interest Rate Determination Date, the Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate which shall apply to the Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Company and to each Lender.

                 B. Compensation. The Company shall compensate each Lender, upon written request by that Lender, for all losses, expenses and liabilities (including, without limitation, any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Loans and any loss sustained by that Lender in connection with the re-employment of such funds but excluding any loss of margin of that Lender), which that Lender may sustain with respect to Loans: (i) if any prepayment or repayment (as required by Section 2.4A hereof, by acceleration or otherwise) occurs on a date which is not the last day of the Interest Period applicable to that Loan, (ii) if any prepayment or repayment of any such Lender's Loans is not made on any date specified in a notice of prepayment or repayment given by the Company or (iii) as a consequence of any other failure by the Company to repay such Lender's Loans when required by the terms of this Agreement. Compensation owing under this Section 2.6B shall be equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount of principal prepaid or repaid for the period from the date of such prepayment or repayment to the last day of the then Quarterly Period for the relevant Loan at the applicable rate of interest for such Loan provided for herein over (b) the amount of interest (as reasonably determined by such Lender) which would be earned by reinvesting the principal amount to which such prepayment or repayment relates at the Treasury Rate (defined below) for such period. For purposes of this Section 2.6B, the term "Treasury Rate" means, for any period with respect to any amount of principal of such Loan which is prepaid or repaid, as aforesaid, a rate per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) equal to the rate determined by the Agent on the date which is three Business Days prior to the date of such action or failure to act (or such later date when the Agent shall have knowledge of such prepayment or repayment) to be the yield expressed as a rate in the secondary market on United States Treasury securities having substantially the same term to maturity as such period (such determination to be based upon quotes obtained by the Agent from three established dealers in such market). A certificate as to the amount of such losses, expenses and liabilities submitted to the Company by such Lender shall, absent manifest error, be final, conclusive and binding for all purposes.

                 C. Booking of Loans. Any Lender may make, carry or transfer Loans at, to, or for the account of, any of its branch offices or the office of an Affiliate of that Lender; provided, however, that the Company shall not be obligated to pay any costs related to such transfer.

Section 3  CONDITIONS TO FUNDING

         3.1  Conditions to Funding

                 The obligations of the Lenders to extend the Loans on the Funding Date are subject to prior satisfaction of the following conditions:

                 A. On or before the Funding Date, the Company, its Subsidiaries and the Underwriters shall have entered into the Underwriting Agreement. On or before the Funding Date the Underwriters shall have purchased the Securities.

                 B. On or before the Funding Date, the Company shall execute and deliver or shall cause to be executed and delivered to the Lenders the following:

                          1. Copies of the Note executed in accordance with Section 2.1D hereof drawn to the order of each Lender and with appropriate insertions;

                          2.      Executed copies of this Agreement; and

                          3.      Executed copies of the Guarantees.

                 C. On or before the Funding Date, the Company shall have furnished to the Agent the following:

                          1.      Executed copies of the Security Documents;

                          2.      A certificate, dated the Funding Date, of its
                 (a) Chief Executive Officer or its President and (b) its Vice-President-Finance stating that the representations and warranties of the Company and its Subsidiaries contained in the Mortgage, the Security Agreement, the Stock Pledge Agreements, the Intercreditor Agreement, the Collateral Agency Agreement, the Disbursement Agreement and this Agreement are true and correct as of the Funding Date; the Company and its Subsidiaries have complied with all of their agreements contained herein; and the conditions set forth in this Section 3.1 have been fulfilled; and

                          3. Such other documents as the Agent may reasonably request.

                 D. On or before the Funding Date, all corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Security Documents and the Notes, and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all respects to counsel for the Agent, and the Company shall have furnished to such counsel all documents and information that it may reasonably request to enable it to pass upon such matters.

                 E. On the Funding Date, the Agent shall have received originally executed copies of one or more favorable written opinions, each dated such date, of (i) Coffield, Ungaretti and Harris, special counsel for the Company and the Guarantors, in substantially the form of Exhibit I-1 annexed hereto and covering such other matters as shall be requested by the Agent and (ii) Edward P. Weber, Jr., counsel of the Company and the Guarantors, in substantially the form of Exhibit I-2 annexed hereto and covering such other matters as shall be requested by the Agent.

                 F. On the Funding Date, the Agent shall have received originally executed copies of the favorable written opinion of Cahill Gordon & Reindel, special counsel to the Agent and the Lenders, dated as of such date, substantially in the form of Exhibit J hereto.

Section 4  REPRESENTATIONS AND WARRANTIES OF
           THE COMPANY AND THE GUARANTORS

                 The Company and the Guarantors, jointly and severally, represent and warrant to the Agent that the following statements are true, correct and complete:

         4.1  Due Incorporation

                 The Company and each of its Subsidiaries have been duly incorporated and are validly existing as corporations in good standing under the laws of their respective jurisdictions of incorporation, are duly qualified to do business and are in good standing as foreign corporations in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification except for jurisdictions in which the failure to so qualify, together with all other such failures, would not have a material adverse effect upon the business, properties, assets, rights, operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries taken as a whole, and have all corporate power and authority necessary to own or hold their respective properties and to conduct the businesses as described in the Prospectus; and the Company has no other subsidiaries other than the Guarantors.

         4.2  Capitalization

                 The Company had at the date indicated in the Prospectus a duly authorized and outstanding capitalization as set forth in the column entitled "Actual" under the caption "Capitalization" as set forth in the Prospectus, and, based on the assumptions stated in the Prospectus, the Company will have on the Funding Date the adjusted capitalization as set forth in the column entitled "As Adjusted" under the caption "Capitalization" as set forth in the Prospectus; all of the Special Stock Purchase Warrants have been duly and validly authorized and issued, are fully paid and non-assessable and conform to the description thereof contained in the Prospectus; all of the issued shares of Capital Stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable; at the Funding Date, all conditions to the exercise of the Special Stock Purchase Warrants and the release from escrow of the net proceeds of the sale thereof will have been satisfied or waived and, upon exercise of the Special Stock Purchase Warrants, each share of Common Stock issuable in respect thereof will be validly issued, fully paid and non-assessable; and all of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims.

         4.3  Due Authorization

                 This Agreement, the Security Documents, the Notes and the Guarantees have been duly and validly authorized by the Loan Parties (to the extent each is a party thereto); and on the Funding Date, (i) the Agreement will have been duly and validly authorized, executed and delivered by the Company and, when duly and validly authorized, executed and delivered by the Agent and the Lenders, will constitute a valid and legally binding obligation of the Company enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); (ii) the Security Agreement will have been duly and validly authorized, executed and delivered by Acme Steel and, when duly and validly authorized, executed and delivered by the Collateral Agent, will constitute a valid and legally binding obligation of Acme Steel enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law);
(iii) the Mortgage will have been duly and validly authorized, executed and delivered by Acme Steel and will constitute a valid and legally binding obligation of Acme Steel enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); (iv) the Stock Pledge Agreements will have been duly and validly authorized, executed and delivered by each of the Loan Parties (to the extent each is a party thereto) and, when duly and validly authorized, executed and delivered by the Collateral Agent, will constitute valid and legally binding obligations of each of the Loan Parties (to the extent each is a party thereto) enforceable against each such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); (v) the Intercreditor Agreement will have been duly and validly authorized, executed and delivered by each of the Company and Acme Steel and, when duly and validly authorized, executed and delivered by the Collateral Agent and the Agent (as defined in the Intercreditor Agreement), will constitute a valid and legally binding obligation of each of the Company and Acme Steel enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); (vi) the Collateral Agency Agreement will have been duly and validly authorized, executed and delivered by each of the Loan Parties (to the extent each is a party thereto) and, when duly and validly authorized, executed and delivered by the Collateral Agent, the Trustees and the Agent, will constitute a valid and legally binding obligation of each of the Loan Parties (to the extent each is a party thereto) enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); (vii) the Disbursement Agreement will have been duly and validly authorized, executed and delivered by the Company and, when duly and validly authorized, executed and delivered by the Collateral Agent, will constitute a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law);
(viii) the Notes will have been duly and validly authorized for issuance by the Company and, upon execution, delivery and payment therefor as provided in this Agreement, will be validly issued and outstanding and will constitute valid and legally binding obligations of the Company entitled to the benefits of this Agreement and enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (ix) each of the Guarantors will have duly and validly authorized its Guarantee and, upon execution of the Notes by the Company and upon the making of the Loans as contemplated in this Agreement, its Guarantee will be validly issued and outstanding and will constitute a valid and legally binding obligation of such Guarantor enforceable against each such Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.4  No Breach

         The execution, delivery and performance of this Agreement by each of the Loan Parties and the consummation by each of the Loan Parties of the transactions contemplated hereby, the execution and delivery of the Security Documents, the Notes and the Guarantees by each of the Loan Parties (to the extent each is a party thereto) and compliance by each of the Loan Parties with all of the provisions hereof and, if applicable, thereof will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement (other than as may arise pursuant to the Company's existing revolving credit agreement dated as of June 26, 1992 and the Note Agreements, dated as of October 16, 1989, as amended, which will either be terminated or prepaid, as the case may be) or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, nor will such actions result in any violation of the provisions of the charter or by-laws of the Company or any of its subsidiaries or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties or assets; and no consent, approval, authorization or order of, or filing or registration with, any such court or governmental agency or body is required for the execution, delivery and performance of this Agreement by each of the Loan Parties or, except as may be previously obtained, the consummation of the transactions contemplated hereby, or the execution and delivery of this Agreement, the Security Documents, the Notes and the Guarantees by each of the Loan Parties (to the extent each is a party thereto) or compliance with all of the provisions hereof and, if applicable, thereof.

         4.5  Corporate Power and Authority

                 Each of the Loan Parties has the requisite corporate power and authority to execute and deliver this Agreement, the Security Documents, the Notes and the Guarantees (to the extent each is a party thereto) and to perform its obligations hereunder and, if applicable, thereunder; and all corporate action required to be taken for the due and proper authorization and delivery of this Agreement and the consummation of the transactions contemplated by the Security Documents and this Agreement have been duly and validly taken.

         4.6  Absence of Certain Events

                 Neither the Company nor any of its subsidiaries has sustained, since the date of the latest audited financial statements, any material loss or interference with their respective businesses from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in the Prospectus; and, since such date, there has not been any change in the capital stock or long-term debt of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders' equity or results of operations of the Company and its subsidiaries, otherwise than as set forth in the Prospectus.

         4.7  Financial Statements

                 The most recent quarterly consolidated financial statements and financial data (including the related notes and supporting schedules) filed with the SEC present fairly the financial condition and results of operations of the entities purported to be shown thereby, at the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved, except as indicated therein, and the pro forma financial data filed as part of the Registration Statement or included in the Prospectus have been prepared in accordance with the SEC's rules and guidelines with respect to pro forma financial data and the assumptions used in the preparation thereof are, in the Loan Parties' opinion, reasonable.

         4.8  Marketable Title

                 The Company and each of its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property reflected in the financial statements, in each case free and clear of all liens, encumbrances and defects except such as are described in the Prospectus or such as do not materially affect the value of such property as reflected in the Company's consolidated financial statements and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and all real property and buildings held under lease by the Company and its subsidiaries which are described in the Prospectus are held by them under valid and binding leases.

         4.9  Insurance

                 The Company and each of its subsidiaries carry, or are covered by, insurance in such amounts and covering such risks for the conduct of their respective businesses and the value of their respective properties as is customary for companies engaged in similar businesses in similar industries.

         4.10  Governmental Proceedings

                 Except as described in the Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property or assets of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, could reasonably be expected to have a material adverse effect on the consolidated financial position, stockholders' equity, results of operations, business or prospects of the Company and its subsidiaries; and to the best of the Company's knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

         4.11  Labor

                 Except as described in the Prospectus, no labor disturbance by the employees of the Company or any of the Company's subsidiaries exists or, to the knowledge of the Company, is imminent which, in either case, could reasonably be expected to have a material adverse effect on the consolidated financial position, stockholders' equity, results of operations, business or prospects of the Company and its subsidiaries.

         4.12  ERISA

                 The Company and each of its subsidiaries are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder ("ERISA"); no "reportable event" (as defined in ERISA) has occurred with respect to any "pension plan" (as defined in ERISA) for which the Company or any of its subsidiaries would have any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any "pension plan" or (ii) Section 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the "Code"); and each "pension plan" for which the Company or any of its subsidiaries would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

         4.13  Tax Liabilities

                 The Company and each of its subsidiaries have filed all federal, state and local income and franchise tax returns required to be filed through the date hereof and have paid all taxes due thereon (other than those assessments being contested in good faith), and except as described in the Prospectus, no tax deficiency has been determined adversely to the Company or any of its subsidiaries which has had (nor does the Company have any knowledge of any tax deficiency which, if determined adversely to the Company or any of its subsidiaries, could reasonably have) a material adverse effect on the consolidated financial position, stockholders' equity, results of operations, business or prospects of the Company and its subsidiaries.

         4.14  Material Changes

                 Since the date as of which information is given in the Prospectus through the date hereof, and except as may otherwise be disclosed in the Prospectus, neither the Company nor any of its subsidiaries has (i) issued or granted any securities, (ii) incurred any liability or obligation, direct or contingent, other than liabilities and obligations which were incurred in the ordinary course of business, (iii) entered into any transaction not in the ordinary course of business or (iv) declared or paid any dividend on its capital stock other than, in the case of the subsidiaries, directly or indirectly, to the Company.

         4.15  Books and Records

                 Each of the Company and its subsidiaries (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management's authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management's authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals.

         4.16  No Defaults

                 Neither the Company nor any of its subsidiaries (i) is in violation of its charter or by-laws, (ii) is in default, in any respect material to the business, properties, assets, rights, operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries taken as a whole, and except as set forth in the Prospectus, no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject or (iii) is in violation, in any respect material to the business, properties, assets, rights, operations condition (financial or otherwise) or prospects of the Company and its subsidiaries taken as a whole, of any law, ordinance, governmental rule, regulation or court decree to which it or its property or assets may be subject or has failed to obtain any material license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business.

         4.17  Foreign Corrupt Practices

                 Neither the Company nor any of its subsidiaries, nor any director, officer, agent, employee or, to the Company's knowledge, any other person associated with or acting on behalf of the Company or any of its subsidiaries, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

         4.18  Environmental Matters

                 Other than as set forth in the Prospectus, there has been no storage, disposal, generation, manufacture, refinement, transportation, handling or treatment of toxic wastes, medical wastes, hazardous wastes or hazardous substances by the Company or any of its subsidiaries (or, to the knowledge of the Company, any of their predecessors in interest) at, upon or from any of the property now or previously owned or leased by the Company or its subsidiaries in violation of any applicable law, ordinance, rule, regulation, order, judgment, decree or permit or which would require remedial action under any applicable law, ordinance, rule, regulation, order, judgment, decree or permit, except for any violation or remedial action which would not have, or could not be reasonably likely to have, singularly or in the aggregate with all such violations and remedial actions, a material adverse effect on the general affairs, management, consolidated financial position, stockholders' equity or results of operations of the Company and its subsidiaries; other than as set forth in the Prospectus, there has been no spill, discharge, leak, emission, injection, escape, dumping or release of any kind onto such property or into the environment surrounding such property of any toxic wastes, medical wastes, solid wastes, hazardous wastes or hazardous substances due to or caused by the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries has knowledge, except for any such spill, discharge, leak, emission, injection, escape, dumping or release which would not have or would not be reasonably likely to have, singularly or in the aggregate with all such spills, discharges, leaks, emissions, injections, escapes, dumpings and releases, a material adverse effect on the general affairs, management, consolidated financial position, stockholders' equity or results of operations of the Company and its subsidiaries; and the terms "hazardous wastes", "toxic wastes", "hazardous substances" and "medical wastes" shall have the meanings specified in any applicable local, state, federal and foreign laws or regulations with respect to environmental protection.

         4.19  Investment Company

                 None of the Loan Parties is an "investment company" within the meaning of such term under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

         4.20  Mortgage

                 Upon execution and delivery by Acme Steel, on the Funding Date and assuming due recording, each Mortgage will create and constitute (A) a valid and enforceable mortgage lien on the real property and fixtures described therein (the "Real Property"), (B) a valid and enforceable security interest in such of the Mortgaged Property (as defined in the Mortgage), other than fixtures, as is subject to the provisions of Article 9 (the "UCC Property") of the Uniform Commercial Code (the "UCC") as in effect in the state in which such Mortgaged Property is located and (C) a valid common law lien on or pledge of such of the Mortgaged Property as is not UCC Property or Real Property (such property, together with the UCC Property, the "Personal Property"). Each Mortgage will be in proper form under the laws of the state in which the Mortgaged Property encumbered thereby is located, to be accepted for recording in the county where such Mortgaged Property is located.

         4.21  Security Agreement

                 Upon execution and delivery by Acme Steel on the Funding Date and assuming due filing of the Financing Statements, the Security Agreement will create and constitute a valid and enforceable security interest in, lien on or pledge of all of the Pledged Collateral (as defined in the Security Agreement).

         4.22  Pledged Collateral

                 Upon execution and delivery by each of the Loan Parties (to the extent each is a party thereto) on the Funding Date and assuming delivery of certificates representing the stock constituting the Pledged Collateral, each of the Stock Pledge Agreements will create and constitute a valid and enforceable security interest in, lien on or pledge of all of the Pledged Collateral (as defined in each Stock Pledge Agreement).

         4.23  Financing Statements

                 Upon filing of the UCC-1 financing statements (the "Financing Statements") relating to (A) each Mortgage with the Office of the Secretary of State in the states in which the Mortgaged Property encumbered by such Mortgage is located, and with the recorder in the county where real property on which fixtures are present is located and (B) each Security Agreement with the Office of the Secretary of State in the states in which the Pledged Collateral described therein is located and with the recorder in the county where real property on which fixtures are present is located, the security interest, lien or pledge created by (x) each Security Agreement in all of the Pledged Collateral described therein will be a perfected security interest prior to all other claims or security interests therein which may be perfected by the filing of a Financing Statement or by possession, except for prior liens and encumbrances permitted by such Security Agreement, (y) each Stock Pledge Agreement in all of the Pledged Collateral described therein will be a perfected security interest prior to all other claims or security interests therein which may be perfected by the filing of a Financing Statement or by possession, except for prior liens and encumbrances permitted by such Stock Pledge Agreement, and (z) each Mortgage in UCC Property will be a perfected security interest prior to all other security interests therein which may be perfected by filing a Financing Statement or by possession, except for prior liens and encumbrances permitted by such Mortgage.

Section 5  COVENANTS OF THE COMPANY

                 The Company covenants and agrees that, until payment in full of all of the Loans and Notes unless the Requisite Lenders shall otherwise give prior written consent, the Company shall perform all of its covenants in this
Section 5.

         5.1  Lender Meeting

                 At the request of the Agent or the Requisite Lenders, the Company will participate in a meeting of the Agent and the Lenders once during each fiscal year (commencing with the 1995 fiscal year) to be held at a location in New York, New York (or such other location mutually acceptable to the Company and the Agent) at a time reasonably selected by the Agent.

         5.2  [This Section intentionally left blank]

         5.3  Limitation on Transactions with Affiliates

                 The Company will not, and will not permit any of its Subsidiaries to, make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, any Affiliate of the Company or any Affiliate of any of the Company's Subsidiaries or any holder of 10% or more of any class of Capital Stock of the Company (including any Affiliates of such holders) (each, an "Affiliate Transaction") except for any Affiliate Transaction the terms of which are fair and reasonable to the Company or such Subsidiary, as the case may be, and are at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis with Persons who are not such a holder, an Affiliate of such holder or an Affiliate of the Company or any of the Company's Subsidiaries.

                 In addition, the Company will not, and will not permit any Subsidiary of the Company to, enter into an Affiliate Transaction, or any series of related Affiliate Transactions, unless with respect to such transaction or transactions involving or having a value of more than $1,000,000, the Company has (x) obtained the approval of a majority of the Board of Directors in the exercise of their fiduciary duties and (y) either obtained the approval of a majority of the members of the full Board of Directors not having any interest in such transaction or transactions or obtained an opinion of a qualified independent financial advisor to the effect that such transaction or transactions are fair to the Company or such Subsidiary, as the case may be, from a financial point of view.

         5.4  Limitation on Indebtedness

                 The Company will not, and will not permit any of its Subsidiaries, directly or indirectly, to, create, incur, assume, become liable for or guarantee the payment of (collectively, an "incurrence") any Indebtedness (including Acquired Indebtedness); provided the Company and its Subsidiaries may incur Indebtedness, including Acquired Indebtedness, if (i) at the time of such event and after giving effect thereto, on a pro forma basis, the ratio of Consolidated Cash Flow Available for Fixed Charges to Consolidated Fixed Charges for the four full fiscal quarters immediately preceding such event, taken as one period and calculated using the assumptions and adjustments set forth in the following sentence, would have been greater than 2.0 to 1.0, and (ii) no Default or Event of Default shall have occurred and be continuing at the time of or occur as a consequence of the incurrence of such Indebtedness. The following assumptions and adjustments shall be used in calculating the ratio of Consolidated Cash Flow Available for Fixed Charges to Consolidated Fixed Charges for the four-quarter period preceding the incurrence of Indebtedness giving rise to such determination:
(a) the Indebtedness being incurred will be assumed to have been incurred on the first day of such four-quarter period; (b) any other Indebtedness incurred during, and remaining outstanding at the end of, such four-quarter period or incurred subsequent to such four-quarter period will be assumed to have been incurred on the first day of such four-quarter period; (c) with respect to the incurrence of Acquired Indebtedness, the related acquisition (whether by means of purchase, merger or otherwise) and any related repayment of any Indebtedness will be assumed to have occurred on the first day of such four-quarter period with the appropriate adjustments with respect to such acquisition and repayment being included in such pro forma calculations; (d) with respect to Indebtedness repaid (other than a repayment of revolving credit obligations) during such four-quarter period (or subsequent thereto) out of the proceeds of sales of Capital Stock or operating cash flows in such four-quarter period, such Indebtedness will be assumed to have been repaid on the first day of such four-quarter period; and (e) any permanent reduction in the committed amount of a revolving credit facility during such four-quarter period (or subsequent thereto) will be deemed to have occurred on the first day of such four-quarter period and interest paid on any amounts drawn on such revolving credit facility during such four-quarter period in excess of such reduced committed amount shall, for the period during which such drawn amounts were actually outstanding, be excluded from such calculation.

                 The foregoing limitations shall not apply to the incurrence of
(i) Permitted Indebtedness, (ii) Refinancing Indebtedness and (iii) additional Indebtedness of the Company or any of its Subsidiaries the aggregate principal amount of which does not exceed $35 million outstanding at any one time.

         5.5  Limitation on Liens

                 The Company will not, and will not permit any Subsidiary of the Company to, issue, assume, guarantee or suffer to exist any Indebtedness secured by a Lien (other than a Permitted Lien) of or upon any Property of the Company or any Subsidiary of the Company or any shares of stock or debt of any Subsidiary of the Company, whether such Property is owned at the Funding Date or thereafter acquired.

         5.6  Limitation on Disposition of Assets

                 (a) The Company will not, and will not cause or permit any of its Subsidiaries to, consummate any Asset Sale unless (i) the consideration in respect of such Asset Sale is at least equal to the fair market value of the assets subject to such Asset Sale, (ii) at least 75% of the value of the consideration therefrom received by the Company or such Subsidiary is in the form of cash or Cash Equivalents, and (iii) to the extent such Asset Sale involves Collateral, (x) such Asset Sale is not between the Company and any of its Subsidiaries or between Subsidiaries of the Company and
(y) the Company shall cause the cash consideration received in respect thereof to be deposited in the Collateral Account as and when received by the Company or by any Subsidiary of the Company and shall otherwise comply with the provisions hereof and of the Collateral Agency Agreement applicable to such Collateral and Asset Sale. The Company may, for so long as no Default or Event of Default exists hereunder or would be caused thereby, apply Net Cash Proceeds held by it (or in compliance with the provisions hereof and the Collateral Agency Agreement, direct the Collateral Agent to release Net Cash Proceeds held in the Collateral Account for application) to the acquisition or construction of Property constituting a Related Business Investment; provided, however, that if such application is not made in the manner and within the times contemplated by the definition of Available Proceeds Amount, the

Company shall be required to make an Unapplied Proceeds Offer (as defined below) pursuant to paragraph (b) below.

                 (b) In the event there shall be any Available Proceeds Amount, the Company shall make an offer to prepay (the "Prepayment Offer") to all Lenders on the Prepayment Date a principal amount of the Loans equal to the Applicable Portion of such Available Proceeds Amount (as such amount may be increased in accordance with clause (iv) of paragraph (f) hereof). In the case of any prepayment hereunder, the Company shall also prepay all accrued and unpaid interest to the Prepayment Date. Notwithstanding the foregoing, (A) the Company may defer the Prepayment Offer until there is an aggregate unutilized Available Proceeds Amount equal to or in excess of $5,000,000 (at which time the entire unutilized Available Proceeds Amount, whether or not withdrawn by the Company pursuant to Section 3.4 of the Collateral Agency Agreement, and not just the amount in excess of $5,000,000, shall be applied as required pursuant hereto), (B) in connection with any Asset Sale, the Company and its Subsidiaries will not be required to comply with the requirements of clause
(ii) of paragraph (a) to the extent that the aggregate non-cash consideration received in connection with such Asset Sale, together with the sum of all non-cash consideration received in connection with all prior Asset Sales that has not yet been converted into cash, does not exceed $5 million, provided that when any non-cash consideration is converted into cash, such cash shall constitute Net Cash Proceeds and be subject to clause (ii) of paragraph (a), and (C) in connection with any Asset Sale relating to the Company's interest in Wabush, the Company need not comply with the provisions of clauses (i) and (ii) of paragraph (a). To the extent that following the Prepayment Date, not all of the Available Proceeds Amount shall have been used by the Company in connection with the Prepayment Offer and the Unapplied Proceeds Offer, the Company may, subject to the terms hereof and of the Collateral Agency Agreement, obtain a release of the unutilized portion of the Available Proceeds Amount relating to such offers from the Lien of the Security Documents.

                 (c) If at any time any non-cash consideration is received by the Company or by any Subsidiary of the Company, as the case may be, in connection with any Asset Sale involving Collateral, such non-cash consideration shall be made subject to the Lien of the Security Documents in the manner contemplated hereby and the Collateral Agency Agreement. If and when any non-cash consideration received from any Asset Sale (whether or not relating to Collateral) is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this Section.

                 (d) All Net Proceeds and all Net Awards required to be delivered to the Collateral Agent pursuant to any Security Document shall constitute Trust Moneys and shall be delivered by the Company to the Collateral Agent contemporaneously with receipt by the Company and be deposited in the Collateral Account. Net Proceeds and Net Awards so deposited that are required to be applied or may be applied by the Company to effect a Restoration of the affected Collateral under the applicable Security Document may be withdrawn from the Collateral Account, only in accordance with the provisions of this Indenture and the Collateral Agency Agreement. Net Proceeds and Net Awards so deposited that are not required to be applied to effect a Restoration of the affected Collateral under the applicable Security Document may be withdrawn only in accordance with the provisions of this Agreement and the Collateral Agency Agreement.

                 (e) The Company shall provide the Lenders, the Agent and the Collateral Agent with prompt notice of the occurrence of a Prepayment Offer. Such notice shall be accompanied by an Officers' Certificate setting forth (i) a statement to the effect that (x) the Company or a Subsidiary of the Company has made an Asset Sale and/or (y) there has occurred a destruction or condemnation in respect of Collateral resulting in Net Proceeds or Net Awards which are not required to be applied to effect a Restoration of such affected Collateral under the applicable Security Document and (ii) the aggregate principal amount of the Loans offered to be prepaid and the basis of calculation in determining such aggregate principal amount. The Company is obligated, with respect to this Section 5.6, to set the Prepayment

Date on the same date as the Unapplied Proceeds Offer Payment Date or at the expiration of the Interest Period next succeeding the Unapplied Proceeds Offer Payment Date; provided, however, that, in the latter case, the Collateral Agent continues to hold in the Collateral Account all of the Applicable Portion as determined pursuant to clause (f)(iv).

                 In the event of the transfer of substantially all (but not all) of the Property of the Company and its Subsidiaries as an entirety to a Person in a transaction permitted under Section 6.1 hereof, the successor corporation shall be deemed to have sold the Properties of the Company and its Subsidiaries not so transferred for purposes of this Section, and shall comply with the provisions of this Section with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this Section.

                 (f) The Company shall provide the Agent and the Collateral Agent with written notice of the Prepayment Offer at least 45 days before any notice of any Prepayment Offer is mailed to the Lenders (unless shorter notice is acceptable to the Agent). Notice of a Prepayment Offer shall be mailed by the Company, or by the Agent in the name of and at the expense of the Company, to all the Lenders not less than 30 days nor more than 60 days before the Prepayment Date at their address pursuant to Section 9.8 hereof.
The Prepayment Offer shall remain open from the time of mailing for at least 20 Business Days and until at least 4:00 p.m., New York City time, on the Business Day next preceding the Prepayment Date. The notice, which shall govern the terms of the Prepayment Offer, shall include such disclosures as are required by law and shall state:

                   (i) that the Prepayment Offer is being made pursuant to this Section 5.6;

                  (ii)    the Prepayment Date;

                 (iii) that Lenders will be entitled to withdraw their election if the Agent receives, not later than 4:00 p.m., New York City time, three Business Days preceding the Prepayment Date, a tested telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of the Loan the Lender desired to have repaid and a statement that such Lender is withdrawing his or her election to have such Loan repaid;

                  (iv) that if Lenders having Loans in a principal amount in excess of the Applicable Portion plus the excess, if any, of (A) the Available Proceeds Amount over (B) the sum of (x) the Applicable Portion and (y) the aggregate principal amount of Securities accepted by the Company for repurchase pursuant to the Unapplied Proceeds Offer in each case arising as a result of the Asset Sale giving rise to the Prepayment Offer elect to have their Loans prepaid, the Company shall prepay such Loans on a pro rata basis.

                 On or before the Prepayment Date, the Company shall (i) deposit, or cause to be deposited, the Applicable Portion plus any additional amounts determined pursuant to clause (iv) of this paragraph (f) (which amount may consist of Trust Moneys already held by the Collateral Agent) together with any accrued but unpaid interest in immediately available funds with the Agent. The Agent shall promptly pay to the Lenders so accepted an amount equal to their prepayment amount plus all accrued but unpaid interest on any of the Loans so repaid and any additional amounts due pursuant to Section 2.6B hereof. Any such prepayments shall be recorded by the Lenders on their Notes as required by Section 2.4E hereof.

         5.7  Limitation on Restricted Payments

                 The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment unless:

                   (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

                  (ii) immediately after giving effect to such Restricted Payment, the Company could incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of
         Section 5.4; and

                 (iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments (the fair market value of any such Restricted Payment if other than cash as determined in good faith by the Board of Directors and evidenced by a Board Resolution) declared or made after the Funding Date does not exceed the sum of (a) 50% of the Consolidated Net Income of the Company on a cumulative basis during the period (taken as one accounting period) from and including the first full fiscal quarter of the Company commencing after the Funding Date and ending on the last day of the Company's last fiscal quarter ending prior to the date of such Restricted Payment (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit), plus (b) 100% of the aggregate net cash proceeds of, and the fair market value of marketable securities (as determined in good faith by the Board of Directors and evidenced by a Board Resolution) received by the Company from (1) the issue or sale after the Funding Date of Capital Stock of the Company (other than the issue or sale of (A) Disqualified Stock, (B) Capital Stock of the Company to any Subsidiary of the Company or
         (C) the exercise of the Special Stock Purchase Warrants); and (2) the issue or sale after the Funding Date of any Indebtedness or other securities of the Company convertible into or exercisable for Capital Stock (other than Disqualified Stock) of the Company which has been so converted or exercised, as the case may be.

                 The foregoing clauses (ii) and (iii) will not prohibit: (A) the payment of any dividend within 60 days of its declaration if such dividend could have been made on the date of its declaration without violation of the provisions of this Agreement; (B) the repurchase, redemption or retirement of any shares of Capital Stock of the Company or any of its Subsidiaries in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other shares of Capital Stock (other than Disqualified Stock) of the Company; (C) the repurchase, redemption or retirement of subordinated Indebtedness of the Company or any of its Subsidiaries in exchange for, by conversion into, or out of the net proceeds of, a substantially concurrent (x) issue or sale of Capital Stock (other than Disqualified Stock) of the Company or (y) incurrence of Refinancing Indebtedness with respect to such subordinated Indebtedness; (D) the purchase of options or Capital Stock issued to members of management of the Company pursuant to the terms of their employment agreements upon termination of employment, death or disability of any such Person in an amount not to exceed $1,000,000 per annum; and (E) payments to taxing authorities by the Company or a Subsidiary of the Company on behalf of a holder of Capital Stock of the Company (or an option to purchase such Capital Stock) pursuant to Section 4 of the Company's Grant of Stock Award dated January 29, 1994; provided, that each Restricted Payment described in clauses (A) through
(D) (other than subclause (y) of clause (C)) of this sentence shall be taken into account for purposes of computing the aggregate amount of all Restricted Payments pursuant to clause (iii) of the immediately preceding paragraph.

         5.8  Corporate Existence

                 Subject to Section 6.1, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its Subsidiaries in accordance with the respective organizational documents of each Subsidiary and the rights (charter and statutory) and material franchises of the Company and each of its Subsidiaries; provided, that the Company shall not be required to preserve any such right or franchise, or the corporate existence of any Subsidiary, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and each of its Subsidiaries, taken as a whole, and that the loss thereof is not, and will not be, adverse in any material respect to the Holders.

         5.9  Payment of Taxes and Other Claims

                 The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all material taxes, assessments and governmental charges (including any penalties, interest and additions to taxes) levied or imposed upon the Company or any of its Subsidiaries or upon the income, profits or property of the Company or any of its Subsidiaries and (2) all lawful claims for labor, materials and supplies which, in each case, if unpaid, might by law become a material liability, or Lien upon the Property, of the Company or any of its Subsidiaries; provided, that, subject to the applicable provisions of the Security Documents, the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and an adequate reserve has been established therefor to the extent required by GAAP.

         5.10  Notice of Defaults

                 (1) In the event that any Indebtedness of the Company or any of its Subsidiaries is declared due and payable before its maturity because of the occurrence of any default (or any event which, with notice or lapse of time, or both, would constitute such a default) under such Indebtedness, the Company shall promptly give written notice to the Lenders and the Agent of such declaration, the status of such default or event and what action the Company is taking or proposes to take with respect thereto.

                 (2) Upon becoming aware of any Default or Event of Default, the Company shall promptly deliver an Officers'

Certificate to the Lenders and the Agent specifying the Default or Event of Default.

         5.11  Maintenance of Properties, Insurance

                 (a) Subject to the applicable provisions of the Security Documents, the Company shall cause all material Properties owned by or leased to it or any of its Subsidiaries and used or useful in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in normal condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, that nothing in this Section shall prevent the Company or any of its Subsidiaries from discontinuing the use, operation or maintenance of any of such properties (other than Properties constituting items of Collateral except to the extent permitted by Section 10.03 of the Indentures as in existence on the date hereof), or disposing of any of them (other than Properties constituting items of collateral except to the extent permitted by Section
10.03 of the Indentures as in existence on the date hereof) if such discontinuance or disposal is, in the reasonable good faith judgment of the Board of Directors or of the board of directors of any Subsidiary of the Company concerned, or of an officer (or other agent employed by the Company or of any of its Subsidiaries) of the Company or any of its Subsidiaries having managerial responsibility for any such Property, desirable in the conduct of the business of the Company or any Subsidiary of the Company, and if such discontinuance or disposal is not adverse in any material respect to the Holders.

                 (b) Subject to the applicable provisions of the Security Documents, the Company shall maintain, and shall cause its Subsidiaries to maintain, insurance with responsible carriers against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and co-insurance provisions, as are customarily carried by similar businesses of similar size, including property and casualty loss, workers' compensation and interruption of business insurance. The Company shall provide, and shall cause its Subsidiaries to provide, an Officers' Certificate as to compliance with the foregoing requirements to the Lenders and the Agent prior to the anniversary or renewal date of each such policy, together with satisfactory evidence of such insurance, which certificate shall expressly state such expiration date for each policy listed.

         5.12  Compliance Certificate

                 The Company shall deliver to the Lenders and the Agent within 100 days after the close of each fiscal year an Officers' Certificate stating that a review of the activities of the Company has been made under the supervision of the signing officers with a view to determining whether a Default or Event of Default has occurred and whether or not the signers know of any Default or Event of Default by the Company that occurred during such fiscal quarter or fiscal year, as the case may be. If they do know of such a Default or Event of Default, the certificate shall describe all such Defaults or Events of Default, their status and the action the Company is taking or proposes to take with respect thereto. The first certificate to be delivered by the Company pursuant to this Section 5.12 shall be for the fiscal year ending December, 1994.

         5.13  Reports

                 The Company shall, within 15 days after they are required to be filed with the SEC, send to each Lender copies of the annual reports, quarterly reports and other documents which the Company is required to file with the SEC pursuant to Sections 13(a) and 15(d) of the Exchange Act if the Company is then subject to such Sections. In the event the Company is not then subject to such Sections 13(a) and 15(d) of the Exchange Act, the Company shall send to each lender annual reports, quarterly reports and such other documents as the Company would have been required to file if it were subject to such Sections 13(a) and 15(d) within 15 days of the time it would have been required to file such documents. The

Company shall promptly upon written request supply copies of such documents to any prospective Lender.

         5.14  Waiver of Stay, Extension or Usury Laws

                 The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law, which would prohibit or forgive the Company from paying all or any portion of the principal of and/or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) the Company hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Agent, but shall suffer and permit the execution of every such power as though no such law had been enacted.

         5.15  Repayment of Loans upon Change of Control

                 (a) Upon the occurrence of a Change of Control, the Company shall make an offer to prepay (the "Prepayment Offer") to all Lenders all or any part of such Lender's Loan on a date specified in the notice referred to below (the "Prepayment Date") which date shall be the same date as the Repurchase Date and is no later than 60 days after notice of the Change of Control, at 100% of the principal amount thereof, plus accrued interest to the Prepayment Date.

                 (b) On or before the thirtieth day after the Change of Control, the Company shall deliver, or cause to be delivered, by first-class mail, to all Lenders and the Agent a notice regarding the Change of Control and the Prepayment Offer. Each such notice shall state

                 (i)    the Prepayment Date;

                  (ii) the date by which the Prepayment Offer must be exercised;

                 (iii) the premium (including the amount of accrued interest, if any) for such Loans; and

                  (iv) the procedure which the Lender must follow to accept the Prepayment Offer.

                 (c) To accept the Prepayment Offer, the Lender must deliver at least ten days prior to the Prepayment Date written notice to the Company (or any agent designated by the Company for such purpose) of such Lender's acceptance of the Prepayment Offer.

                 (d) In the event a Prepayment Offer shall be accepted in accordance with the terms hereof, the Company shall prepay or cause to be prepaid the Loan, or portion thereof as to which the Prepayment Offer has been accepted in cash to the Lender, on the Prepayment Date. The Company shall also pay (i) all accrued but unpaid interest with respect to the Loans prepaid under this Section 5.15 and (ii) all amounts due such Lender as required in accordance with Section 2.6B hereof. Any prepayments made hereunder shall be recorded by the Lenders on their Notes as required by Section 2.4E hereof.

         5.16  Limitation on Sale and Leaseback Transactions

                 The Company will not, and will not permit any Subsidiary of the Company to, enter into any sale and leaseback transaction with respect to any Property (whether now owned or hereafter acquired) unless (i) (a) the Property that is subject of such sale and leaseback transaction does not constitute Collateral and (b) the sale or transfer of the Property to be leased complies with the requirements of Section 5.6 and (ii) the Company or such Subsidiary would be entitled under Section 5.4 to incur any Capitalized Lease Obligations in respect of such sale and leaseback transaction.

         5.17  Limitation on Dividend and Other Payment
               Restrictions Affecting Subsidiaries

                 The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to (i) (a) pay dividends or make any other distributions on its Capital Stock, or any other interest or participation in or measured by its profits, owned by the Company or any other Subsidiary of the Company, or (b) pay any Indebtedness owed to the Company or any other Subsidiary of the Company, (ii) make loans or advances to the Company or a Subsidiary of the Company or (iii) transfer any of its properties or assets to the Company or any other Subsidiary of the Company, except for Permitted Liens and such other encumbrances or restrictions existing under or by reason of (a) any restrictions, with respect to a Subsidiary that is not a Subsidiary of the Company on the Funding Date, under any agreement in existence at the time such Subsidiary becomes a Subsidiary of the Company (unless such agreement was entered into in connection with, or in contemplation of, such entity becoming a Subsidiary of the Company on or after the Funding Date), (b) any restrictions under any agreement evidencing any Acquired Indebtedness of a Subsidiary of the Company incurred pursuant to the provisions of Section 5.4; provided that such restrictions shall not restrict or encumber any assets of the Company or its Subsidiaries other than such Subsidiary, (c) terms relating to the nonassignability of any operating lease, (d) any restrictions under the Working Capital Facility, (e) any encumbrance or restriction existing under any agreement that refinances or replaces the agreements containing restrictions described in clauses (a) through (d), provided that the terms and conditions of any such restrictions are not materially less favorable to the Holders of the Securities than those under the agreement so refinanced or replaced, or (f) any encumbrance or restriction due to applicable law.

         5.18  Limitation on Actions Affecting Security

                 The Company shall not, and shall not permit any Subsidiary of the Company to, take or omit to take any action, which action or omission would have the result of materially adversely affecting or impairing the Liens and security interests in the Collateral in favor of the Collateral Agent on behalf of the Secured Parties, nor shall the Company or any such Subsidiary grant any interest whatsoever in the Collateral except as expressly permitted by this Agreement and the Security Documents.

         5.19  Inspection and Confidentiality

                 (a) The Company shall, and shall cause each of its Subsidiaries to, permit authorized representatives of the Lenders, the Agent and the Collateral Agent to visit and inspect the properties of the Company and its Subsidiaries, and any or all books, records and documents in the possession of the Company relating to the Collateral, and to make copies and take extracts therefrom and to visit and inspect the Collateral, all upon reasonable prior notice and at such reasonable times during normal business hours and as often as may be reasonably requested.

                 (b) The Lenders, the Agent and the Collateral Agent and their respective authorized representatives referred to in Section 5.19(a) agree not to use any information obtained pursuant to this Section 5.19 for any unlawful purpose and, prior to the occurrence of an Event of Default, to keep confidential any proprietary information identified to the Lenders, the Agent, the Collateral Agent or such representative (as applicable) as proprietary information and not to disclose any such proprietary information to any Person except that (i) the recipient of the information may disclose any information that becomes publicly available other than as a result of disclosure by such recipient, and (ii) the recipient of the information may disclose any information that its counsel reasonably concludes is necessary to be disclosed by law, pursuant to any court or administrative order or ruling or in any pending legal or administrative proceeding or investigation after prior written notice, reasonable under the circumstances, to the Company.

         5.20  Limitations on Investments, Loans and Advances

                 The Company will not make and will not permit any of its Subsidiaries to make any Investments in any Person, except (i) Investments by the Company in or to any Subsidiary (or an entity which, following and as a result of such Investment, becomes a Subsidiary of the Company) and Investments in or to the Company or a Subsidiary (or an entity which, following and as a result of such Investment, becomes a Subsidiary of the Company) by any Subsidiary, (ii) Investments represented by accounts receivable created or acquired in the ordinary course of business, (iii) advances to employees, officers and directors in the ordinary course of business, (iv) Investments under or pursuant to Interest Protection Agreements, (v) Permitted Investments,
(vi) Restricted Investments made pursuant to Section 5.7 hereof, (vii) Investments in Wabush and (viii) other Investments in Persons other than Subsidiaries or Affiliates of the Company or any of the Company's Subsidiaries not to exceed $10,000,000 at any one time outstanding. For purposes of calculating the amount of any outstanding Investment pursuant to clause (viii), any return of capital or repayment of a loan or advance constituting all or a portion of the original amount of the Investment shall be deducted.

         5.21  Additional Guarantors

                 If the Company or any of its Subsidiaries transfers or causes to be transferred, in one or a series of related transactions, any Property having a book value in excess of $500,000 to any Subsidiary that is not a Guarantor, or if the Company or any of its Subsidiaries shall organize, acquire or otherwise invest in another Subsidiary having total assets with a book value in excess of $500,000, then such transferee or acquired or other Subsidiary shall (i) execute and deliver to the Agent a supplemental Guarantee in the form of Exhibit H hereto pursuant to which such Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and this Agreement and (ii) deliver to the Agent an Opinion of Counsel that such supplemental Guarantee has been duly authorized, executed and delivered by such Subsidiary and constitutes the legal, valid, binding and enforceable obligation of such Subsidiary. Thereafter, such Subsidiary shall be a Guarantor for all purposes hereof.

Section 6  MERGERS; SUCCESSOR CORPORATION

         6.1  Restriction on Mergers and
              Consolidations and Sales of Assets

                 The Company shall not consolidate or merge with or into any Person, and the Company will not, and will not permit any of its Subsidiaries to, sell, lease, convey or otherwise dispose of all or substantially all of the Company's consolidated assets (as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution) to, any Person unless, in each such case:

                   (i) the entity formed by or surviving any such consolidation or merger (if other than the Company), or to which sale, lease, conveyance or other disposition shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

                  (ii) the Surviving Entity assumes by supplemental agreement all of the obligations of the Company on the Notes and under this Agreement and the Security Documents;

                 (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

                  (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Consolidated Tangible Net Worth of the Company or the Surviving Entity, as the case may be, would be at least equal to the Consolidated Tangible Net Worth of the Company immediately prior to such transaction; and

                   (v) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company or the Surviving Entity, as the case may be, could incur at least $1.00 of Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of Section 5.4.

         6.2  Successor Corporation Substituted

                 Upon any conveyance, lease or transfer in accordance with
Section 6.1, the surviving Person to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if such surviving Person had been named as the Company herein and thereafter the predecessor corporation will be relieved of all further obligations and covenants under this Agreement, the Notes and the Security Documents to which it was a party or bound.

Section 7  EVENTS OF DEFAULT


         7.1  Events of Default

                 An "Event of Default" occurs if:

                   (i) the Company fails to pay interest on any Note when the same becomes due and payable and such failure continues for a period of 30 days;

                  (ii) the Company fails to pay the principal of or premium on any Note when the same becomes due and payable whether at maturity, upon acceleration, mandatory repayment or otherwise;

                 (iii) any Guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms hereof);

                  (iv) the Company or any Guarantor fails to observe or perform any other covenant in this Agreement or in any of the Security Documents for 60 days after notice from the Agent, the Collateral Agent or the Requisite Lenders (except in the case of a default with respect to Section 5.15 and Section 6.1, which will constitute Events of Default with such notice but without passage of time);

                   (v) the Company or any of its Subsidiaries fails to make any payment when due (after giving effect to any applicable grace period) under the Securities or any other Indebtedness in excess of $5 million which is not subordinated to the Loans (including, without limitation, Indebtedness under the Working Capital Facility);

                  (vi) the Company or any of its Subsidiaries fails to perform any term, covenant, condition or provision of the Securities or any other Indebtedness in excess of $5 million individually or $10 million in the aggregate, which failure results in the acceleration of the maturity of such Indebtedness;

                 (vii) a final judgment or judgments for the payment of money not fully covered by insurance, which judgments exceed $5 million individually or $10 million in the aggregate, is entered against the Company or any of its Subsidiaries and is not satisfied, stayed, annulled or rescinded within 60 days of being entered;

                (viii) any Person, after the occurrence of an event of default under any instrument evidencing Indebtedness secured by Collateral, shall commence judicial proceedings to foreclose any material portion of the Collateral or shall exercise any legal or contractual right to the ownership of any material portion of the Collateral in lieu of foreclosure;

                  (ix) the Company or any Guarantor pursuant to or within the meaning of any Bankruptcy Law:

                          (A)     commences a voluntary case or proceeding,

                          (B) consents to the entry of an order for relief against it in an involuntary case or proceeding,

                          (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

                          (D) makes a general assignment for the benefit of its creditors; or

                   (x) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                          (A) is for relief against the Company or any Guarantor in an involuntary case or proceeding,

                          (B) appoints a Custodian of the Company or any Guarantor or for all or substantially all of its property, or

                          (C) orders the liquidation of the Company or any Guarantor,

         and in each case the order or decree remains unstayed and in effect for 30 days; provided that if the entry of such order or decree is appealed and dismissed on appeal then the Event of Default hereunder by reason of the entry of such order or decree shall be deemed to have been cured.

                 The term "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

                 The Agent shall, within 90 days after the occurrence of any Default known to it, give to the Lenders notice of such Default; provided that, except in the case of a Default in the payment of principal of or interest on any of the Loans, the Agent shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Lenders.

         7.2  Acceleration

                 In case an Event of Default (other than an Event of Default described in clause (ix) or (x) of Section 7.1 above with respect to the Company and any Significant Subsidiaries) shall occur and be continuing, the Agent or the Requisite Lenders, by notice in writing to the Company (and to the Agent if given by the Lenders), may declare all unpaid principal and accrued interest on the Loans then outstanding to be due and payable immediately. Any such declaration with respect to the Loans may be annulled by the Requisite Lenders in accordance with Section 7.4.

                 If an Event of Default specified in clause (ix) or (x) of
Section 7.1 occurs with respect to the Company or any Significant Subsidiary and is continuing, then all unpaid principal of, premium, if any, and accrued interest on the outstanding Loans shall ipso facto become immediately due and payable without any declaration or other act on the part of the Agent or any Lender.

         7.3  Other Remedies

                 If an Event of Default occurs and is continuing, the Requisite Lenders may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Loans or to enforce the performance of any provision of the Notes, this Agreement or the Security Documents.

                 Each Lender acknowledges that the exercise of remedies by it with respect to the Collateral is subject to the terms and conditions of the Security Documents and the proceeds received upon realization of the Collateral shall be applied by the Agent in accordance with Section 2.4D hereof.

         7.4  Waiver of Past Default

                 The Requisite Lenders, by written notice to the Agent and the Company, may waive an existing Default or Event of Default and its consequences, except, unless theretofore cured, a Default in the payment of principal of or interest on any Loan as specified in clauses (i) and (ii) of
Section 7.1.  When a Default or Event of Default is so waived, it is cured.

         7.5  Control by Requisite Lenders

                 The Requisite Lenders may direct the time, method and place of conducting any proceeding for any remedy available to the Lenders or exercising any power conferred on them.

                 A Lender may not use this Agreement to prejudice the rights of another Lender or to obtain a preference or priority over such other Lender.

         7.6  Rights of Lenders To Receive Payment

                 Notwithstanding any other provision of this Agreement, the right of any Lender to receive payment of principal of and interest on the Loan, on or after the respective due dates expressed in this Agreement and the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Lender except to the extent that the institution or prosecution of such suit or entry of judgment therein would, under applicable law, result in the surrender, impairment or waiver of the Lien of this Agreement and the Security Documents upon the Collateral. All amounts collected under this Article 7 shall be applied pursuant to Section 2.4D hereof.

Section 8  AGENT

         8.1  Appointment

                 Lehman is hereby appointed Agent hereunder by each Lender, and each Lender hereby authorizes the Agent to act hereunder and under the other instruments and agreements referred to herein as its agent hereunder and thereunder. Lehman agrees to act as such upon the express conditions contained in this Section 8. The provisions of this Section 8 are solely for the benefit of the Agent; the Company and its Subsidiaries shall not have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Company or its Subsidiaries.

                 The Agent is authorized and directed to enter into the Collateral Agency Agreement and the Collateral Agent is authorized and directed to enter into the Security Documents. In the event that pursuant to clause
(xi)(b) of the definition of "Permitted Liens" the Company shall elect to grant additional Liens on assets that comprise Collateral to secure Permitted Replacement Financing, the Agent and the Collateral Agent are authorized and directed to execute and deliver a supplement to the Collateral Agency Agreement as contemplated therein. In addition, in the event of any Permitted Bank Refinancing (as defined in the Intercreditor Agreement) the Collateral Agent is authorized to execute and deliver a supplement to the Intercreditor Agreement as contemplated therein. Each Lender, in executing this Agreement, agrees to all of the terms and provisions of the Security Documents, as the same may be amended from time to time pursuant to the provisions of the Security Documents and this Agreement.

                 Each Lender agrees that no Lender shall have any right individually to realize upon the security granted by any Security Document, it being understood and agreed that such rights and remedies may be exercised only by the Collateral Agent for the benefit of the Lenders upon the terms of the Security Documents.

         8.2  Powers; General Immunity

                 A. Duties Specified. Each Lender irrevocably authorizes the Agent to take such action on such Lender's behalf and to exercise such powers hereunder and under the other instruments and agreements referred to herein (including, without limitation, the Collateral Agency Agreement) as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. The Agent shall have only those duties and responsibilities which are expressly specified in this Agreement and the Collateral Agency Agreement and it may perform such duties by or through its agents or employees and the benefits accorded to the Agent herein shall inure to the benefit of such agents or employees. The duties of the Agent shall be mechanical and administrative in nature; and the Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or the other instruments and agreements referred to herein except as expressly set forth herein or therein.

                 B. No Responsibility for Certain Matters. The Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement, any Security Document or any Loan, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by any Agent to the Lenders or by or on behalf of the Company to the Agent or any Lender, or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of Default or any Event of Default.


                 C. Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees or agents shall be liable to the Lenders for any action taken or omitted under this Agreement or any of the Security Documents or in connection therewith unless caused by its or their gross negligence or willful misconduct. If the Agent shall request instructions from the Lenders with respect to any act or action (including the failure to take an action) in connection with this Agreement, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Requisite Lenders or such other Lenders as specifically set forth herein. Without prejudice to the generality of the foregoing, (i) the Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Company), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or (where so instructed) refraining from acting under this Agreement or the other instruments and agreements referred to herein in accordance with the instructions of the Requisite Lenders or the applicable percentage of Lenders, as the case may be. The Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or the other instruments and agreements referred to herein unless and until it has obtained the instructions of the Requisite Lenders.

                 D. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Agent in its individual capacity as a Lender hereunder if it is so acting. With respect to its participation in the Loans, the Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with the Company or any Affiliate of the Company as if it were not performing the duties specified herein, and may accept fees and other consideration from the Company for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

         8.3  No Responsibility for Appraisal of
              Creditworthiness

                 Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of each Loan Party in connection with the making of the Loans hereunder and has made and shall continue to make its own appraisal of the creditworthiness of each Loan Party. The Agent shall not have any duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto whether coming into its possession before the making of the Loans or any time or times thereafter, and the Agent shall further not have any responsibility with respect to the accuracy of or the completeness of the information provided to the Lenders.

         8.4  Right to Indemnity

                 Each Lender severally agrees to indemnify the Agent, proportionately to its Pro Rata Share, to the extent the Agent shall not have been reimbursed by the Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent or in performing its duties under any Security Document or in any way relating to or arising out of this

Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

         8.5  Payee of Note Treated as Owner

                 The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange therefor.

         8.6  Resignation; Successor Agents

                 (a) The Agent may resign from the performance of all its functions and duties hereunder at any time by giving 30 Business Days' prior written notice to the Company and the Lenders. Such resignation shall take effect upon the acceptance by a successor Agent pursuant to clauses (b) and (c) below.

                 (b) Upon any such notice of resignation, the Requisite Lenders shall have the right to appoint a successor Agent who shall be satisfactory to the Company. Such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all its duties and obligations (in its capacity as Agent) under this Agreement.

                 (c) If a successor Agent shall not have been so appointed within said 30 Business Day period, a resigning Agent, with the consent of the Company, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Requisite Lenders, with the consent of the Company and the Requisite Lenders, appoint a successor Agent as provided above.

                 (d) If no successor Agent has been appointed pursuant to clause (b) or (c) by the 35th Business Day after the date such notice of resignation has been given by the resigning Agent, the Agent's resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of the Agent hereunder until such time, if any, as the Requisite Lenders, with the consent of the Company, appoint a successor Agent as provided above.

         8.7  Successor Agent

                 Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as the Agent (in its capacity as Agent) under this Agreement.
After any retiring Agent's resignation hereunder as the Agent the provisions of Sections 8 and 9.3 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

Section 9  MISCELLANEOUS

         9.1  Benefit of Agreement

                 (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Loan Party may, other than as provided in
Section 6.1 hereof and in its Guarantee, directly or indirectly, assign or transfer any of its rights, obligations or interest hereunder or under any Security Document without the prior written consent of the Requisite Lenders; and provided, further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve or direct the approval of any amendment to or waiver of this Agreement or any other Security Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Security Documents (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Company hereunder shall be determined as if such Lender had not sold such participation.

                 (b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Loans hereunder to (i) its parent company and/or (ii) any Affiliate of such Lender which is at least 50% owned by such Lender or its parent company and/or (iii) one or more Lenders or (y) assign all or, if less than all, a portion equal to at least $1,000,000 in the aggregate and integral multiples of $500,000 in excess thereof for the assigning Lender or assigning Lenders, of such Loan hereunder to one or more Eligible Transferees, each of which assignees shall become a party to this

Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time Schedule 1 shall be deemed modified to reflect the Loans of such new Lender and of the existing Lender, (ii) new Notes will be issued, at the Company's expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2 hereof (with appropriate modifications) to the extent needed to reflect the revised Loans and (iii) the acknowledgement of the Agent shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (y) above. To the extent of any assignment pursuant to this Section 9.1(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Loan. At the time of each assignment pursuant to this Section 9.1(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended from time to time, and any successor code or statute thereto) for United States federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Company Form 4224, Form 1001, Form W-8 or any successor form, as the case may be, that establishes an exemption from, or reduction in the rate of, withholding for United States federal income taxes.

                 (c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

                 (d) Upon an assignment by any Lender to a financial institution not presently a Lender or to a Lender pursuant to Section 9.1(b) hereof, the Agent shall be paid a non-refundable fee of $2,000, in each case by such Lender or its assignee to cover administrative expenses which may be incurred in connection with such assignment.

                 (e) The Company acknowledges and agrees that the Agent has sought and will continue to seek after the Funding Date to conduct an orderly syndication process and that, in connection therewith, the Agent will require the reasonable cooperation of the Company and its officers, including with respect to presentations (written and oral) by management to potential Lenders. The Company agrees to reasonably cooperate with the Agent in such process, and will use reasonable efforts to ensure that its officers so cooperate.

         9.2  Expenses

                 The Company and the Guarantors, jointly and severally, agree to promptly pay (i) the fees, costs and expenses of creating and perfecting Liens in favor of the Lenders pursuant to any of the Security Documents, including filing and recording fees and expenses, title insurance, fees and expenses of counsel for providing such opinions as the Agent may request; and
(ii) all reasonable costs and expenses (including attorneys' fees, expenses and disbursements, allocated costs of internal counsel, and costs of settlement and the reasonable fees, expenses and disbursements of any other experts or advisors) incurred by the Agent and the Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party under this Agreement or any of the Security Documents to which it is a party by reason of any Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or of any insolvency or bankruptcy proceedings, or otherwise.

         9.3  Indemnity

                 In addition to the payment of expenses pursuant to Section 9.2 hereof, whether or not the transactions contemplated hereby shall be consummated, the Company and the Guarantors, jointly and severally, agree to indemnify, pay, reimburse and hold the Agent, each Lender and any holder of any of the Notes, and the officers, directors, employees, agents, and Affiliates of the Agent, each Lender and such holders (collectively called the "Indemnitees") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees, expenses and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or any Security Document, the Lenders' having made the Loans or the use of the proceeds of any of the Loans hereunder (the "indemnified liabilities"); provided that the Company and the Guarantors shall have no obligation to an Indemnitee hereunder to the extent it is finally judicially determined that such indemnified liabilities arose solely from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy or otherwise, the Company and the Guarantors shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them.

         9.4  Setoff

                 In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, each Lender and each subsequent holder of any Note is hereby authorized by the Company, to the extent permitted by law, at any time or from time to time, without notice to the Company, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured but not including trust accounts) and any other indebtedness at any time held or owing by that Lender or that subsequent holder (including, without limitation, any branches or agencies thereof, wherever located) to or for the credit of the account of the Company against and on account of the obligations and liabilities of the Company to that

Lender or that subsequent holder under this Agreement or any of the other Security Documents or the Notes, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement or any of the Security Documents or the Notes, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or
(b) that Lender or that subsequent holder shall have declared the principal or the interest on the Loans and Notes, and other amounts due hereunder to be due and payable as permitted by Section 7 hereof and although said obligations and liabilities, or any of them, may be contingent or unmatured.

         9.5  Ratable Sharing

                 Except as otherwise provided as the result of a Prepayment Offer, each Lender and each subsequent holder by acceptance of a Note agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of principal of or interest on the Notes, equitable adjustment will be made so that, in effect, all such amounts will be shared among the Lenders proportionately to their respective Pro Rata Shares whether received by voluntary payment, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action or by the enforcement of any or all of the Notes, (ii) if any of them shall exercise any right of counterclaim, setoff, banker's lien or similar right with respect to amounts owed by the Company hereunder or under the Notes that Lender or holder, as the case may be, shall apportion the amount recovered as a result of the exercise of such right pro rata in accordance with each Lender's Pro Rata Share, and
(iii) if any of them shall thereby through the exercise of any right of counterclaim, setoff, banker's lien or otherwise or as adequate protection of a deposit treated as cash collateral under Bankruptcy Law, receive payment or reduction of a proportion of the aggregate amount of principal and interest due with respect to the Notes held by the Lender or holder, or any other amount payable hereunder which is greater than the proportion received by any other holder of the Notes in respect of the aggregate amount of principal and interest due with respect to the Notes held by it or any other amount payable hereunder that Lender or that holder of the Notes receiving such proportionately greater payments shall (y) notify each other Lender and the Agent of such receipt and (z) purchase participations (which it shall be deemed to have done simultaneously upon the receipt of such payment) in the Notes held by the other holders so that all such recoveries of principal and interest with respect to the Notes shall be proportionate to their respective Pro Rata Shares; provided that if all or part of such proportionately greater payment received by such purchasing holder is thereafter recovered from such holder, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that holder to the extent of such recovery, but without interest. The Company expressly consent to the foregoing arrangement and agree that any holder of a participation in any such Note so purchased and any other subsequent holder of a participation in any Note otherwise acquired may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all monies owing by the Company to that holder as fully as if that holder were a holder of such a Note in the amount of the participation held by that holder. Notwithstanding anything to the contrary in this Section 9.5, upon the occurrence and during the continuance of a Default or an Event of Default, the ratable sharing arrangements set forth in this Section 9.5 shall be based on each Lender's pro rata share of all Loans outstanding at such time, rather than on each Lender's Pro Rata Share.

         9.6  Amendments and Waivers

                 No amendment, modification, termination or waiver of any provision of this Agreement or consent to any departure by the Company therefrom shall in any event be effective without the written concurrence of the Requisite Lenders; except that any amendment, modification, termination or waiver of the definitions of "Requisite Lenders" and "Maturity Date," any provision expressly requiring the approval or concurrence of all Lenders, the interest rates borne by the Loans and the method of calculation thereof, the fees payable hereunder and the provisions contained in Sections 2.6B and 7.1 and this Section 9.6 shall be effective only if evidenced by a writing signed by or on behalf of all Lenders. No amendment, modification, termination or waiver of any provision of

Section 8 hereof or any of the rights, duties, indemnities or obligations of the Agent, as agent, shall be effective without the written concurrence of the Agent. The Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company in any case shall entitle the Company to any further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this
Section 9.6 shall be binding upon each holder of the Notes at the time outstanding, each future holder of the Notes, and, if signed by the Company, on the Company.

         9.7  Notices

                 Unless otherwise provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served against written receipt, telecopied, telexed or sent by United States mail and shall be deemed to have been given when delivered in person, upon receipt of telecopy or telex or four Business Days after depositing it in the United States mail, registered or certified, with postage prepaid and properly addressed; provided that notices to the Agent shall not be effective until received by the Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 9.8) shall be set forth under each party's name on the signature pages hereto.

         9.8  Survival of Warranties and Certain Agreements

                 A. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans hereunder and the execution and delivery of the Notes.

                 B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Company set forth in Sections 9.2 and 9.3 hereof and the agreements of the Lenders set forth in Sections 8.2C, 8.4, 9.2, 9.5 and 9.6 hereof shall survive the payment of the Loans and the Notes and the termination of this Agreement.

         9.9  Failure or Indulgence Not Waiver;
              Remedies Cumulative

                 No failure or delay on the part of any Lender or any holder of any Note in the exercise of any power, right or privilege hereunder or under the Notes shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement or the Notes or the Loans are cumulative to and not exclusive of, any rights or remedies otherwise available.

         9.10  Severability

                 In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         9.11  Obligations Several; Independent
               Nature of Lenders' Rights

                 The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

         9.12  Headings

                 Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

         9.13  APPLICABLE LAW; CONSENT TO JURISDICTION
               AND SERVICE OF PROCESS_________________

                 A. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.

                 B. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE COMPANY OR ANY GUARANTOR WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT EACH OF THE COMPANY AND THE GUARANTORS ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND THE COMPANY AND THE GUARANTORS HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. EACH OF THE COMPANY AND THE GUARANTORS DESIGNATES AND APPOINTS CT CORPORATION SYSTEM, 1633 BROADWAY, NEW YORK, NEW YORK 10019, AND SUCH OTHER PERSONS AS MAY HEREAFTER BE SELECTED BY ANY OF THEM WHO IRREVOCABLY AGREE IN WRITING TO SERVE, AS ITS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY

ACKNOWLEDGED BY ALL OF THEM TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE COMPANY AT ITS ADDRESS PROVIDED ON THE APPLICABLE SIGNATURE PAGE HERETO. IF ANY AGENT APPOINTED BY THE COMPANY REFUSES TO ACCEPT SERVICE, THE COMPANY AND THE GUARANTORS HEREBY AGREE THAT SERVICE UPON THEM BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF ANY LENDER TO BRING PROCEEDINGS AGAINST THE COMPANY AND THE GUARANTORS IN THE COURTS OF ANY OTHER JURISDICTION.

         9.14  Successors and Assigns; Subsequent Holders of Notes

                 This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Lenders. The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of the Notes, and in the event of such transfer or assignment, the rights and privileges herein conferred upon the Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. The Company's rights or any interest therein hereunder may not be assigned without the written consent of all Lenders except pursuant to a merger or consolidation or sale, lease or transfer of assets permitted by Section 6.1 hereof. The Lenders' rights of transfer and assignment are subject to Section 9.1 hereof.

         9.15  Counterparts

                 This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

         9.16  Independence of Covenants

                 All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

                 WITNESS the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

                                          THE COMPANY:

                                          ACME METALS INCORPORATED


                                          By: /s/ Jerry F. Williams
                                              -----------------------

                                          Name:   Jerry F. Williams
                                          Title:  Vice President

                                          Notice Address:

                                          Acme Metals Incorporated
                                          13500 South Perry Avenue
                                          Riverdale, Illinois  60627
                                          Attn:  Corporate Secretary with
                                                 a copy to the Treasurer

                                          With a copy to:

                                          Coffield Ungaretti & Harris
                                          3500 Three First National Plaza
                                          Chicago, Illinois  60602
                                          Attn:  Alton B. Harris

                                                   AGENT AND LENDERS:

                                                   LEHMAN COMMERCIAL PAPER INC.,
                                                     individually as a
                                                     Lender and as Agent


                                                   By: /s/ Christopher R. Ryan
                                                       ------------------------

                                                   Name:  Christopher R. Ryan
                                                   Title: Authorized Signatory

                                                   Notice Address:

                                                   Lehman Commercial Paper Inc.
                                                   3 World Financial Center
                                                   New York, New York  10285
                                                   Attention:  Neil Ullman
                                                   Telephone:  212-526-6383
                                                   Telecopier: 212-619-9716

                                                   [NAME OF LENDER]


                                                   By:
                                                      -------------------------

                                                   Name:
                                                   Title:

                                                   Notice Address:




                                                   Attention:
                                                   Telephone:
                                                   Telecopier:

                                                           As of August 11, 1994



                                   Schedule 1

Name of Lender                       Amount of Loans                   Percent of Total Loans
- --------------                       ---------------                   ----------------------

Lehman Commercial
  Paper, Inc.                          $50,000,000                              100